UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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OM GROUP, INC.

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OM GROUP, INC.

127 Public Square

1500 Key Tower

Cleveland, Ohio 44114-1221

Notice of Annual Meeting of Stockholders

to be Held May 7, 2013

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the 27th Floor Conference Center Auditorium at Key Tower, 127 Public Square, Cleveland, Ohio 44114, on Tuesday, May 7, 2013 at 10:00 a.m., for the following purposes:

1.	To elect two directors to serve for terms expiring at our annual meeting in 2016;

2.	To confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on March 18, 2013 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be mailed to stockholders on or about March 28, 2013.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy, even if you plan to attend the meeting. Mailing your completed proxy, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

VALERIE GENTILE SACHS, Secretary

Cleveland, Ohio

March 28, 2013

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

OM GROUP, INC.

i

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two directors to serve for terms expiring at our annual meeting in 2016;

•	confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	approve, on an advisory basis, the compensation of our named executive officers.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 18, 2013 are entitled to vote at the annual meeting. At that time, we had 32,361,948 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy. To vote by proxy, you should sign and date each proxy card you receive and return it in the prepaid envelope. If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions included on your proxy card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your shares on the election of a director or on the advisory vote on executive compensation. Your broker is permitted to vote your shares on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices, attention to Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or through the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of March 18, 2013 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or through the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect the directors, to confirm the appointment of Ernst & Young LLP and to approve, on an advisory basis, the compensation of our named executive officers?

Each director nominee in an uncontested election who receives “for” votes constituting a majority of the shares voted with respect to that director position will be elected as a director. Shares not voted will have no impact on the director election. Confirming the appointment of Ernst & Young LLP and approving the compensation of our named executive officers on an advisory basis requires the affirmative vote of a majority of shares represented and voting at the meeting. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted (i) “for” the director candidates nominated by the Nominating and Governance Committee and approved by the Board, (ii) to confirm Ernst & Young LLP and (iii) to approve the compensation of our named executive officers.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the meeting other than the three proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspectors of election.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 7, 2013. The proxy statement and our annual report to our stockholders are available, free of charge, at http://investor.omgi.com/phoenix.zhtml?c=82564&p=Proxy.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. Due to the unexpected death of Gordon Ulsh in February 2013, we currently have seven directors serving on our Board of Directors.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of Katharine L. Plourde and Patrick S. Mullin for election as directors for terms expiring at our annual meeting in 2016. If Ms. Plourde or Mr. Mullin become unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that either Ms. Plourde or Mr. Mullin will be unavailable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.

The following information is provided regarding the nominees for election as directors and the continuing directors.

Nominees for Election as Directors with Terms Expiring in 2016

Katharine L. Plourde, age 61, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation (NYSE:PLL), a global producer of filtration and separation products and systems and also serves as a director of a private corporation.

Patrick S. Mullin, age 64, became a director in 2011. Mr. Mullin served as the Managing Partner for the Northeast Ohio practice of Deloitte & Touche LLP from 1999 until 2011. Mr. Mullin joined the Deloitte & Touche firm in 1981. Mr. Mullin is a certified public accountant and for 27 years prior to becoming managing partner served as a tax practitioner. He chairs the boards of several community organizations including Case Medical Center — University Hospitals of Greater Cleveland and the Cleveland Scholarship Program.

Continuing Directors Whose Term of Office Expires in 2014

Dr. Hans-Georg Betz, age 66, was appointed as a director on January 16, 2013. Dr. Betz has been an Executive Advisor of Advanced Energy Industries, Inc. (NASDAQ: AIES) since August 4, 2011. Prior to becoming an Executive Advisor, Dr. Betz served as President of Advanced Energy Industries, Inc. from August 2005 until December 2009 and as Chief Executive Officer from August 2005 until August 2011. Dr. Betz has served on the board of directors and has held various management positions at numerous companies. Dr. Betz served as chairman of the Board Directors of Mattson Technology Inc. (NASDAQ: MTSN), a publicly held supplier of advanced process equipment used to manufacture semiconductors from September 2011 until July 2012. He served as the chair of its compensation committee from 2003 to 2011. In addition, Dr. Betz served as director of Advanced Energy Industries, Inc. from 2004 until 2011. Dr. Betz received a degree in Electrical Engineering in 1972 and a Ph.D. in 1981, both from Technische Universität München (Technical University of Munich).

William J. Reidy, age 72, has been a director since 2002. Mr. Reidy, a CPA (inactive), was the managing partner of the Northeast Ohio practice of PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. Mr. Reidy is a member of the Board of Trustees of The Cleveland Clinic, a provider of health care services, and he currently serves on the boards of several community organizations including the Community West Foundation and the Gateway Economic Development Corporation.

Joseph Scaminace, age 59, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE:PH), a global producer of fluid power systems, electromechanical controls and related components; Cintas Corporation (NASDAQ: CTAS), which designs, manufactures and implements corporate identity uniform programs and provides other highly specialized services; and The Cleveland Clinic, a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education.

Continuing Directors Whose Terms Expire in 2015

Richard W. Blackburn, age 70, has been a director since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after seven years as Executive Vice President and General Counsel, the last year of which he was also Chief Administrative Officer. From 2004 to 2008, he was a director of Enesco Group, Inc. Mr. Blackburn is a Trustee of the Massachusetts Eye and Ear Infirmary and The George Washington University.

Steven J. Demetriou, age 54, has been a director since November 2005. Mr. Demetriou has been the Chairman of the Board and Chief Executive Officer of Aleris International, Inc., an international aluminum company, since December 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling, Inc. On February 12, 2009, Aleris International, Inc. and its affiliated entities filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code; on June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was President and Chief Executive Officer of privately held Noveon, Inc., a global producer of advanced specialty chemicals for consumer and industrial applications, from 2001 until June 2004, at which time he led the sale of Noveon to The Lubrizol Corporation. From 1999 to 2001, he was Executive Vice President of IMC Global Inc., a producer and distributor of crop nutrients and animal feed ingredients. Mr. Demetriou also serves as the non-executive Chairman of the board of Foster Wheeler Ltd. (NASDAQ: FWLT) and on the board of Kraton Polymers (NYSE: KRA). He serves on the boards of several community organizations including the United Way of Greater Cleveland, Cuyahoga Community College Foundation and the Greater Cleveland Sports Commission.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2013 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2012. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As recommended by our stockholders in 2011, we are again providing our stockholders with the annual opportunity to consider on an advisory basis the compensation of our named executive officers. Our compensation for our named executive officers did not receive strong support from our stockholders in our “Say on Pay” vote at our May 2012 annual meeting. Since that time, we have worked diligently to make modifications to our executive compensation program to respond to stockholders concerns. We met with certain stockholders and stockholder advisory groups to elicit feedback regarding our compensation program; worked with a new, independent compensation consultant on a comprehensive review of our executive pay programs; and adopted changes to our executive compensation program following careful study and analysis. The changes summarized below directly address the concerns of our stockholders and stockholder advisory groups, implement certain best practices, and strengthen our efforts to ensure strong alignment of executive pay and our performance.

•

We examined our performance measures in light of our business transformation and growth strategy and revised the performance measures to place more weight on key value drivers such as operating income (for our annual incentive plan) and total stockholder return against the un-weighted Russell 2000 index (for our performance based restricted stock awards).

•

To further align our pay and performance goals, we changed the mix of our long-term compensation awards to increase the proportion of performance-based compensation (including stock options) available to our top executives and to eliminate time-based restricted stock awards. We also modified the performance period for our performance-based restricted stock awards from three one-year targets to a full three-year performance period.

•

We revised our peer group to reflect our strategic focus and to address the concern that the size of companies in our peer group may have overstated median pay levels and in light of our business model transformation. Our peer group now reflects our business strategy post- transformation and has a median size is at $2.3 billion in revenue. Pay data is proportionately adjusted to align with our revenue size of $1.5 billion to $2.0 billion.

•

Based on new benchmarking data and in accordance with our goal to maintain pay positioning at the 50th percentile for our named executive officers, the Compensation Committee decided to maintain base salaries as well as target annual incentive opportunities for our named executive officers in 2013 at the 2012 levels.

•

To further mitigate risk in our compensation program, we adopted a clawback policy that applies to any material restatement regardless of cause and looks back over three years. The clawback policy applies to all incentive compensation, including equity, and covers all current and former officers. The clawback policy, together with our existing anti-hedging policy and stock ownership requirements, discourage excessive risk taking by our executives.

•

We substantially revised our disclosure relating to executive compensation to provide clear rational for changes, for how our chief executive officer’s pay aligns with performance, and to provide guidelines for any adjustments to performance results.

Overall, our financial results for 2012 were mixed, and were not to our satisfaction. While revenue and cash flow were up, operating performance, as reflected in declining operating income, EBITDA margin, and return on net assets, was down. Despite mixed financial performance, our strategic performance was excellent, as we entered into an agreement to exit our Advanced Materials business and appointed our first European director to our Board. Given the 2012 performance, the annual incentive plan payouts for 2012 were approved below target and only 0.5% of the performance-based restricted stock vested. We encourage you to review the complete “Compensation Discussion and Analysis” contained on pages 15-33 of this proxy statement for complete details regarding our compensation decisions for 2012 and changes that we have implemented for our 2013 compensation program.

We ask that you support our named executive compensation as set forth in this proxy statement, and approve, on an advisory basis, the compensation paid to the named executive officers of OM Group, Inc., as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure.

This proposal is intended to relate to the overall compensation of our named executive officers, rather than any specific item of compensation. This stockholder vote is advisory in nature and is not binding upon our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will review the results of this advisory vote and will consider such results when determining future compensation for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has five regularly scheduled meetings per year. These meetings are usually held in our headquarters in Cleveland, Ohio. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which he or she serves. During 2012, the Board met for five regular meetings and one special meeting. All directors attended 100% of those meetings. All directors attended 100% of the meetings of the committees on which he or she served, except for Mr. Ulsh who was unable to attend two Audit Committee meetings and one Compensation Committee meeting due to travel delays. Each director attended our annual meeting of stockholders held in May 2012.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our Corporate Governance Principles for Board of Directors, which can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Board has affirmatively determined that Dr. Hans-Georg Betz, Richard W. Blackburn, Steven J. Demetriou, Patrick S. Mullin, Katharine L. Plourde and William J. Reidy meet these standards of independence. In assessing Ms. Plourde’s independence, the Board considered her position as a director of one of our suppliers, Pall Corporation. The Board determined that the supply relationship between Pall and us did not impact Ms. Plourde’s independence or affect her ability to exercise independent judgment as our director. In assessing Mr. Demetriou’s independence, the Board considered his position as a director of Kraton Polymers, which has an affiliate with which we have a commercial relationship, and also considered his position as Chief Executive Officer of Aleris International, Inc., which has a commercial relationship with one of our subsidiaries. The Board determined that these commercial relationships were immaterial and did not impact Mr. Demetriou’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Reidy’s independence, the Board considered that Mr. Reidy’s daughter is employed by PricewaterhouseCoopers. PricewaterhouseCoopers provides certain tax, internal audit support and transaction advisory services to us. For 2012, PricewaterhouseCoopers’ total fees were $2,478,402. The Board considered that internal procedures of PricewaterhouseCoopers do not permit Mr. Reidy’s daughter to be involved with any services it provides to us and that she never has had any involvement with any services provided to us by PricewaterhouseCoopers. Mr. Reidy has not been affiliated with PricewaterhouseCoopers for more than 13 years, and also does not participate in the selection or evaluation of PricewaterhouseCoopers as a service provider. In light of these circumstances, the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Mullin’s independence, the Board considered his former position as Managing Partner for the Northeast Ohio practice of Deloitte & Touche LLP. Deloitte & Touche LLP provides certain transaction related work for us. For 2012, Deloitte & Touche LLP’s total fees were $206,807. The Board determined that the amount of work undertaken by Deloitte & Touche LLP for us was immaterial and that the relationship between Deloitte and us did not impact Mr.  Mullin’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our Corporate Governance Principles. Each Committee has a charter. See “Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters” on page 11 for information regarding the electronic availability of these charters.

The Audit Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Reidy, and Mullin met eight times in 2012. Mr. Reidy is the committee chairperson. The Audit Committee is responsible for, among other things:

•	appointing our independent registered public accounting firm and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any nonaudit services provided by the independent registered public accounting firm;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Mr. Reidy, Ms. Plourde and Mr. Mullin as the Audit Committee financial experts. The Audit Committee’s report can be found under “Audit Committee Report” in this proxy statement.

The Nominating and Governance Committee, composed of Ms. Plourde, Messrs. Demetriou and Reidy, and Dr. Betz met four times in 2012. Ms. Plourde is the committee chairperson. The Nominating and Governance Committee is responsible for, among other things:

•	recommending to the Board corporate governance principles;

•	advising the Board on other matters relating to the affairs or governance of the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition and the chairpersons of each committee.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, currently composed of Messrs. Blackburn, Demetriou, and Mullin and Dr. Betz, met four times in 2012. In addition and as discussed in the “Compensation Discussion and Analysis”, Mr. Demetriou, our committee chairperson, met on multiple occasions throughout the year with certain members of our management and our compensation consultant, Farient Advisors, LLC. The Compensation Committee is responsible for, among other things:

•	considering and authorizing the compensation philosophy for our personnel;

•

reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation, and approving perquisites for executives;

•	reviewing and evaluating the performance of executives and setting rates of executive compensation;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program;

•	participating in the analysis of our executive compensation programs as described under “Compensation Discussion and Analysis” in this proxy statement; and

•	researching, evaluating and recommending to the Board rates of compensation for directors.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the

Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our corporate governance principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following the “Director Compensation Table” in this proxy statement.

Board Leadership Structure and Risk Oversight

The leadership structure of our Board of Directors has been uniform since we became a public company, with our chief executive officer also serving as the chairman of our Board. We believe this unified structure is appropriate for our company, particularly in light of the business transformation that has been the centerpiece of our strategic plan. The structure permits one person to be clearly responsible for leading us in implementing our business transformation and otherwise set the tone for our activities and behavior.

Our Board currently is composed of our chief executive officer and six independent directors. Due to the unexpected death of Mr. Ulsh in February 2013, one director position is currently vacant. Pursuant to our Corporate Governance Principles for the Board of Directors, the Board has the responsibility for selecting the chairman of the Board, which may be the chief executive officer or a director other than the chief executive officer. If the same person is the chief executive officer and the chairman of the Board, the independent directors are required to elect a lead independent director, and the lead independent director serves for a three-year term. Under our Corporate Governance Principles, the duties of the lead independent director include, among others, (a) developing Board meeting agendas with the chief executive officer and, if requested, assisting in developing agendas for meetings of Board committees, (b) facilitating communication and exchanges of views between the chief executive officer and the independent directors, (c) serving as an independent contact point for stockholders, and (d) with the chairperson of the Compensation Committee, overseeing the annual Board evaluation of the chief executive officer. Our independent directors meet in executive session during each Board meeting, and our lead independent director presides at those executive sessions.

We have had a lead independent director since 2005. Our current lead independent director, Richard W. Blackburn, was re-elected as lead independent director in 2012 for a three-year term. Mr. Blackburn served as an executive vice president, chief administrative officer and general counsel of a large energy company prior to his retirement, and has a background in corporate governance matters. Mr. Blackburn and Mr. Scaminace, our chief executive officer, have a strong working relationship, meeting one-on-one at least quarterly and speaking informally on a regular basis. We believe that the combination of assigned duties of a lead independent director as set forth in our Corporate Governance Principles and the working relationship between our chief executive officer and our lead independent director provides a board leadership structure that is in the best interests of our stockholders.

Risk oversight is carried out at the Board level and by each of our standing committees. The Audit Committee is responsible for overseeing the risk management as it relates to accounting, internal control matters, auditing and overall financial risk. The Compensation Committee considers any risks that potentially could arise from our compensation programs and policies, and the Nominating and Governance Committee considers any risks that could arise in connection with matters within its area of responsibility. In addition to these risk oversight activities at the committee level, the entire Board engages in overall risk oversight on both an external and internal basis. As part of this process, management undertakes an overall risk assessment, including at an operational level, and presents its comprehensive assessment to the Board for consideration and discussion among the directors. This risk assessment process is completed on an annual basis, is updated as operating conditions and circumstances change and key risks are monitored and addressed quarterly. We believe our Board leadership structure, including the presence of a lead independent director, is consistent with and supportive of the risk oversight function carried out by the Board.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on our Compensation Committee during 2012 was a current or former officer or employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the Board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee is responsible for identifying, considering and recommending candidates to fill new or vacant Board positions, reviewing candidates recommended by stockholders, conducting inquiries into the backgrounds and qualifications of director candidates, and recommending director candidates for approval by the Board and the stockholders. As part of this process, the Committee conducts interviews and a conflicts-of-interest assessment of each director candidate.

In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the backgrounds of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. As part of its considerations, the Nominating and Governance Committee places a high value upon having directors with experiences and expertise that are diverse from those of other Board members. In addition, the Nominating and Governance Committee has established the following minimum criteria for Board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to apply sound and independent business judgment, assume broad fiduciary responsibility and represent the long-term interests of all our stockholders. Directors are required to commit the requisite time for preparation and attendance at Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. Each candidate may serve on up to three publicly or privately held company boards (including ours), and should not be an executive of a company on which one of our executives is a board member. With the advanced consent of the Chairman of the Board of Directors in consultation with the Chair of the Nominating and Governance Committee, a candidate may serve on up to five publicly or privately held company boards (including ours). Further, each candidate (or immediate family member, affiliate or associate) may not have any material personal, financial or professional interest in any present or potential competitor of ours.

In addition, when the Nominating and Governance Committee is considering whether to nominate a sitting director for re-election, that director completes a self-evaluation of his or her performance and each of the other directors completes a peer-evaluation of that director. Completed results of the evaluations are provided to the Committee (and to the Board) and are used as part of the analysis of the Committee to determine whether that director should be re-nominated. Pursuant to our director retirement policy, a director may not stand for re-election following his or her 72nd birthday. Accordingly, Mr. Reidy will not be able to stand for re-election in 2014 when his current term ends.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chairperson of the Nominating and Governance Committee, OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws as well as other information necessary to determine if the recommended candidate is qualified to be a director. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chairperson.

Majority Vote Provision and Director Resignation Policy

Our By-Laws provide for a majority vote standard for uncontested elections of directors in which the only nominee for a director position is the nominee recommended by the Board or a committee of the Board. We also have a policy that requires a nominee in an uncontested election who receives a greater number of “withheld” votes than “for” votes to promptly tender his or her resignation to the Board following certification of the stockholder vote.

Under the policy adopted by the Board, the Nominating and Governance Committee will promptly consider any tendered resignation and will recommend to the Board whether to accept any tendered resignation or to take some other action, such as rejecting a tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making its recommendation, the Committee may consider all factors deemed relevant by its members. The Board will act upon the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case within 120 days following such stockholder vote certification. The Board will review the factors considered by the Committee and may take into account such additional information and factors as the Board believes to be relevant. The policy also contains governance provisions with respect to the status of a director who has tendered his or her resignation following a majority “withheld” vote and the process for committee action if multiple directors are so affected. The policy requires us to report the Board’s decision in a report filed with the Securities and Exchange Commission. The complete policy is contained in our Corporate Governance Principles for Board of Directors.

Director Qualifications and Attributes

Each of our directors brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, accounting, manufacturing, international business, and private equity. Set forth below are the attributes of each director and key factors that the Nominating and Governance Committee has considered important to their inclusion on our Board.

Hans-Georg Betz has extensive executive experience leading high technology and materials science companies on a global level. He brings strong industry experience in the specialty energy and power sectors that are important to our strategic transformation, and his engineering skills and technical background are valuable assets to our Board. As a chief executive officer of three different companies, he has successfully managed under difficult economic conditions and has been instrumental in leading for transformative growth. He has worked and/or lived in Europe, the United States and Asia and brings to our Board first-hand knowledge of operating businesses in those regions. He has public company experience as an executive and director, including as the non-executive chairman of the board for a NASDAQ traded company, which experience will supplement and support our Board’s oversight and governance responsibilities and provide expertise to the committees on which he serves.

Richard Blackburn brings a combination of legal expertise and executive management experience to the Board. Prior to working for Duke Energy, he was president of a worldwide communications and media company where he gained executive management and international operational experience. As the chief administrative officer and general counsel of Duke Energy, he developed expertise in the areas of governance, compliance and executive compensation. His long-term participation on executive management teams at several companies gives him leadership and consensus-building skills that help him define and effectively execute his responsibilities as our lead independent director.

Steven Demetriou has expertise in executive management and operations and brings a broad array of business skills and functional disciplines to the Board. He has had extensive experience in running and transforming businesses with international operations, from which he has developed leadership skills and an understanding of the complexities involved with international operations. He has led two companies through successful sales of their businesses and has served as the chief executive officer of a public company traded on the NYSE. He has also led Aleris International through a financial restructuring and a bankruptcy reorganization. He has strong finance skills, substantial board experience and familiarity with specialty chemical and specialty material businesses, all of which are important to our Board and committee functions. His finance background and broad-based experience with executive compensation provide a solid foundation for effectively executing his responsibilities as chairperson of the Compensation Committee.

Patrick Mullin has extensive background in public accounting and contributes that expertise to our Board. He served as the Managing Partner of the Northeast Ohio practice of one of the world’s largest accounting firms, Deloitte & Touche LLP, for over ten years. Mr. Mullin also holds other leadership roles, including serving on the boards of several community organizations from which he has developed leadership and management skills essential to an effective Board. In addition, Mr. Mullin is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial expertise through his participation on the Audit Committee.

Katharine Plourde provides strong analytic and finance skills to our Board. She has long-term experience as a securities analyst, where she developed and published top-rated research on specialty chemical, specialty material and industrial gas companies. In addition to her industry specific expertise, she brings unique insights into individual and institutional investor issues through her nearly 16 years as a securities analyst. She also has a strong finance background, substantial other board experience and long-term experience on our Board. She is one of two directors remaining on our Board from prior to 2005, when Mr. Scaminace joined us, and brings that historical context to Board deliberations. As chairperson of the Nominating and Governance Committee, she worked with Mr. Scaminace in 2005 and 2006 to reconfigure the membership of our Board in accordance with the then newly adopted Corporate Governance Principles of our Board. Ms. Plourde is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial expertise through her participation on the Audit Committee. She continues to provide leadership to the Nominating and Governance Committee as its chairperson.

William Reidy has an extensive background in public accounting and provides that expertise to our Board. He led a major office of one of the world’s largest accounting firms, PricewaterhouseCoopers, and holds or has held other leadership roles, including currently as a member of the Board of Trustees of The Cleveland Clinic. Mr. Reidy is one of two directors remaining on our Board from prior to 2005, when Mr. Scaminace joined us, and brings that historical context to Board deliberations. Mr. Reidy is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial leadership and expertise to the Audit Committee as its chairperson.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA.

Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters

Our Code of Conduct and Ethics applies to all of our directors and employees, including our chief executive officer, our chief financial officer and our corporate controller. The Code of Conduct and Ethics, our Corporate Governance Principles and all committee charters are posted in the “Corporate Governance” portion of our web-site (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA, Attention: Investor Relations.

Certain Relationships and Related Transactions

There were no reportable transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2012 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Conduct and Ethics, which applies to all directors and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our Corporate Governance Principles for the Board of Directors and Audit Committee Charter contain procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors and for approving reportable transactions. The Corporate Governance Principles require that directors discuss any potential conflict of interest, including a reportable transaction, with the chairman of the Board and the lead independent director, and that the chairman and lead independent director raise the issue with the Audit Committee or full Board, if appropriate, to determine whether a conflict of interest or reportable transaction exists. In accordance with its charter, the Audit Committee must consider and vote on all reportable transactions. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS,

EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Stock Ownership Guidelines

On May 13, 2008, our Board adopted stock ownership guidelines to further align the interests of our executives and non-employee directors with those of our stockholders. The Board reevaluated the ownership guidelines in 2011, and modified the ownership requirements for directors as detailed below. All of our named executive officers currently meet the applicable stock ownership guidelines in advance of the established target date. All of our non-employee directors currently meet the applicable stock ownership guidelines, except for Dr. Betz, who was appointed to the Board within the last year and therefore is still working towards meeting the ownership requirement.

For executives, the required minimum stock ownership level is the lesser of an established minimum number of shares or a number of shares having a value that is a specified multiple of an executive’s base salary, as follows:

	Minimum Number of Shares	Multiple of Base Salary
Chief Executive Officer	100,000	5x
Chief Financial Officer	20,000	3x
Vice President (Executive level)	20,000	3x

Covered executives were expected to meet the applicable stock ownership guidelines by January 1, 2013, and an individual becoming a covered executive after August 9, 2011 is expected to do so within five years of becoming a covered executive. Executives should hold at least the minimum number of shares for so long as they are covered executives. Executives who do not meet the guidelines may not sell any common stock they acquire through vesting of restricted stock or restricted stock unit awards or upon the exercise of stock options, except to pay applicable taxes or the option exercise price. Failure to meet the guidelines also may result in a reduction in a covered executive’s future long-term incentive awards.

For non-employee directors, the required minimum stock ownership level is the lesser of 5,000 shares or a number of shares having a value of 3 times the annual cash retainer of a non-employee director. Our non-employee directors were expected to meet the applicable stock ownership guidelines by January 1, 2013, and an individual becoming a non-employee director after August 9, 2011 is expected to do so within three years of becoming a non-employee director. Non-employee directors should hold at least the minimum number of shares for so long as they are directors. Non-employee directors who do not meet the guidelines will have their entire annual retainer paid in shares until the guidelines are achieved.

Shares counted towards our stock ownership guidelines include shares held directly or through a broker, shares acquired in open market purchases or stock option exercises, and certain of the shares received through restricted stock awards made under our equity-based compensation plans.

Beneficial Ownership

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the summary compensation table in this proxy statement, and all our directors and executive officers as a group as of February 1, 2013. As of that date, Mr. Scaminace beneficially owned approximately 2% of our outstanding shares of common stock, and the percentage of shares beneficially owned by each of our other directors did not exceed 1% of our outstanding shares of common stock on an individual basis. All of our directors and executive officers as a group beneficially owned approximately 3.6% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally and shares acquirable within 60 days of February 1, 2013 by the exercise of stock options granted under equity-based compensation plans. Each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership

as of February 1, 2013

Name of Beneficial Owner	Direct or Indirect Ownership	Exercisable Options	Total
Richard W. Blackburn	13,192	—	13,192
Hans-Georg Betz	3,533	—	3,533
Steven J. Demetriou	11,192	—	11,192
Stephen D. Dunmead	39,840	97,700	137,540
Christopher M. Hix	44,200	7,133	51,333
Michael V. Johnson	17,250	13,867	31,117
Katharine L. Plourde	12,192	—	12,192
Patrick S. Mullin	7,199	—	7,199
William J. Reidy	11,192	2,220	13,412
Valerie Gentile Sachs	45,108	99,034	144,142
Joseph Scaminace	218,144	425,872	644,016
All directors and executive officers as a group (consisting of 12 persons)	456,401	703,950	1,160,351

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock. All information is as of December 31, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC(1)	2,785,000	8.601%
82 Devonshire Street
Boston, Massachusetts 02109
BlackRock, Inc.(2)	2,681,395	8.28%
40 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP(3)	2,417,747	7.47%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
The Vanguard Group, Inc.(4)	1,879,548	5.80%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Ameriprise Financial, Inc.(5)	1,639,356	5.06%
145 Ameriprise Financial Center
Minneapolis, MN 55474

(1)

Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 14, 2013 by FMR LLC, Edward C. Johnson 3d (Chairman of FMR LLC), Fidelity Management & Research Company (“Fidelity”) and Fidelity Low-Priced Stock Fund. Fidelity, a wholly owned subsidiary of FMR LLC, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of 2,785,000 shares or 8.601% of our common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of the investment company, Fidelity Low-Priced Stock Fund, amounted to 2,785,000 shares or 8.601% of our common stock outstanding. Each of Fidelity and Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and Fidelity Low-Priced Stock Fund each has sole power to dispose of the 2,785,000 shares owned by Fidelity Low-Priced Stock Fund. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Class B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund, which power resides with Fidelity Low-Priced Stock Fund’s board of trustees. Fidelity carries out the voting of the shares under written guidelines established by Fidelity Low-Priced Stock Fund’s board of trustees.

(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 1, 2013 by BlackRock, Inc. BlackRock, Inc. is the parent holding company of the following subsidiaries that acquired our common stock reported in this Schedule 13G/A: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Asset Management Ireland Limited; BlackRock International Limited; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; and BlackRock Advisors (UK) Limited.

(3)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 11, 2013 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess sole voting power as to 2,386,203 shares and sole investment power as to 2,417,747 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of our common stock held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 11, 2013 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the parent holding company of Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary, which is the beneficial owner of 48,045 shares, or 0.14%, of our outstanding common stock as a result of serving as investment manager of collective trust accounts. VFTC has the sole power to vote and shared power to dispose of such 48,045 shares, and Vanguard has the sole power to dispose of 1,830,303 of our shares of common stock. Also, Vanguard is the parent holding company of Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary, which is the beneficial owner of 1,200 shares, or 0.00%, of our outstanding common stock as a result of serving as an investment manager of Australian investment offerings. VIA has the sole power to vote and shared power to dispose of such 1,200 shares, and Vanguard has the sole power to dispose of 1,830,303 of our shares of common stock.

(5)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 13, 2013 by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”). AFI is the parent holding company of CMIA, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. AFI, as the parent company of CMIA, may be deemed to beneficially own 1,639,356, or 5.06%, of our shares of common stock. AFI and CMIA have entered into a joint filing agreement whereby CMIA authorizes AFI to execute the Schedule 13G/A and make necessary amendments thereto.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Organization

The compensation discussion and analysis sets forth the decisions we made and have implemented in 2013 in response to unacceptable May 2012 “Say on Pay” vote results and the decisions that were made prior to that time for our 2012 executive compensation with respect to our named executive officers. For the 2012 year, our named executive officers include:

•	Joseph Scaminace — Chairman and Chief Executive Officer

•	Christopher Hix — Vice President and Chief Financial Officer

•	Stephen Dunmead — Vice President and General Manager, Specialties Group

•	Valerie Gentile Sachs — Vice President, General Counsel and Secretary

•	Michael Johnson — Vice President, Human Resources

The compensation discussion and analysis is divided into sections as follows:

•	Part I Response to May 2012 “Say on Pay” Vote

•	Part II Changes to the Compensation Program for 2013

•	Part III Business Results for 2012 and Pay and Performance Analysis

•	Part IV Overview of the Executive Compensation Philosophy, Program, and Components

•	Part V 2012 Compensation Program, Decisions, and Rationale

•	Part VI Other Compensation Elements and Matters

Part I: Response to May 2012 “Say on Pay” Vote

This section highlights actions that we have taken over the past year in response to the unacceptable May 2012 “Say on Pay” vote results. Our actions comprised engaging directly with key stockholders to define compensation issues and discuss our intended responses and to work closely with the Compensation Committee’s newly engaged compensation consultant to substantially modify our executive compensation program in order to address those compensation issues, including to more strongly align pay and performance.

Our stockholders did not provide majority support for our named executive officer compensation at the May 2012 annual meeting. As a result, the Compensation Committee undertook a comprehensive review of our executive pay programs with the assistance of a new independent compensation consultant, Farient Advisors, LLC (Farient Advisors), which was engaged by the Compensation Committee in June 2012. During the second half of 2012 and the first two months of 2013, the Compensation Committee, Farient Advisors and management re-evaluated the executive pay program, examined its linkages to our business strategy, and solicited and considered feedback from key stockholders and other advisors. The Compensation Committee studied the:

•	Criteria for peer group selection;

•	Comparative compensation levels among peer companies and among similarly-sized industrial companies as reflected in national market pay surveys;

•	Our compensation program design, including structure, performance measures and goals;

•	Pay and performance alignment; and

•	Governance considerations, including clawback policy, ownership guidelines, and change of control arrangements.

In addition, the Compensation Committee Chair, certain members of the management team, and Farient Advisors held telephonic meetings with many of our largest stockholders and with two stockholder advisory groups, ISS and Glass Lewis. The purpose of these meetings was to discuss stockholders’ and stockholder advisory groups’ specific concerns regarding our compensation program structure and to obtain feedback on the changes we planned to implement for 2013.

Based on these discussions, we determined that the key factors underlying the lack of majority support for the May 2012 Say on Pay proposal included:

•	Poor link between chief executive officer pay and total stockholder return (TSR):

➢	Actual pay (which included short-term incentives) was above target levels during periods of share price decline

➢	Not all performance measures were linked to TSR

➢	Performance metrics were not benchmarked against peers or other relevant indices

➢	Insufficient proportion of performance-based compensation in our long-term incentive (LTI) compensation mix

•	Three one-year performance periods for the Performance-Based Restricted Stock/Units (PRS) program;

•	The size of companies in our peer group may have overstated median pay levels;

•	Above market chief executive officer pay;

➢	Chief executive officer pay high relative to our other executives;

•	Inadequate disclosure regarding rationale for incentive program changes or payout determinations; and

•	Lack of a clawback policy.

The program design changes and actions taken for 2013 directly address these concerns.

Part II: Changes to the Compensation Program for 2013

For 2013, we redesigned our compensation programs, focusing on addressing the factors raised by stockholders, while also taking into account our strategic transition away from commodity businesses to technology-based, value-added businesses, (our nickel business was divested in 2007 and our cobalt business is expected to be divested by April 2013). These value-added businesses are magnetic technologies, battery technologies and specialty chemicals, which are defined by innovation and technology, value-added solutions, attractive end markets and customized products and services. Accordingly, for 2013, we have aligned our quantitative performance metrics toward operating income growth, return on net assets (RONA), and relative total stockholder return (TSR). In addition, we have established strategic goals to drive and reward achievement of revenue and profit growth derived from leading market positions in niche businesses, commercialization of innovative technologies, improved operational results, and synergistic acquisitions.

2013 Pay Positioning Strategy, Peer Group, and Market Data

In making pay decisions for 2013, the Compensation Committee reaffirmed its pay positioning philosophy of setting overall pay generally at the 50th percentile of competitive levels, with individual variation that may reflect incumbent experience and breadth of responsibilities in the role. Competitive levels for named executive officer compensation will continue to be benchmarked against a peer group that is relevant to our business model and size, as well as to broader market surveys of industrial companies that are geared to our size. Because of the divestiture of our Advanced Materials business, which we expect to complete by April 2013, our revenue profile is expected to be different during 2013. Our business strategy is focused on both organic growth and growth from synergistic acquisitions. As a result, the Compensation Committee used size-adjusted market pay data, gearing to a $1.5 to $2.0 billion size range, which is indicative of our expected size over the foreseeable future.

As part of our re-evaluation of the executive pay program and for pay actions that took place in February 2013, the Compensation Committee worked with Farient Advisors to determine appropriate competitive benchmarks for us in light of our business model transformation and stockholder perspectives about the size of existing peer companies. In determining whether to include a company in the peer group, the Compensation Committee considered the following: Chemical and Industrials industry GICS codes, size ranging from $500 million to $4 billion in revenue (from about 1/4 to 2x our revenue), and specific business model criteria, i.e., primarily industrial (vs. consumer) applications, engineered products and/or materials, components (vs. finished) products, diverse product offerings, similar complexity with two or more business segments, and a significant proportion (i.e., >25%) of non-US revenue.

This analysis resulted in a peer group with revenue ranging from $1.1 billion to $3.8 billion, and median revenue of about $2.3 billion (based on latest available fiscal year end through June 30, 2012). Specifically, the following companies were included in the peer group for making 2013 pay decisions:

Albermarle Corporation	GrafTech International Ltd.	Rockwood Holdings, Inc.
Ametek Inc.	Hexcel Corporation	RPM International Inc.
Crane Co.	Kennametal Inc.	A. Schulman, Inc.
Cytec Industries Inc.	Materion Corporation	Spartech Corporation
EnerSys	NewMarket Corporation	Stepan Company
H.B. Fuller Company	PolyOne Corporation

For the 2013 peer group, the following companies were eliminated from the 2012 peer group for the following reasons:

•	W.R. Grace is in bankruptcy, causing the compensation arrangements to be less relevant;

•	Solutia was acquired by Eastman Chemical in July 2012;

•	Ferro was not viewed as a key competitor given our business strategy going forward;

•	Kronos Worldwide is a majority-owned subsidiary of Valhi with pay practices that are largely discretionary; and

•	Valspar is a consumer-oriented paint company that does not fit our business model criteria.

For the 2013 peer group, the following companies were added to the 2012 peer group for the following reasons:

•

Ametek Inc., Crane Co., and Kennametal Inc. manufacture industrial, electronic and/or electromechanical products that feature engineered products, engineered components or other advanced materials, consistent with our business model; and

•	EnerSys, a manufacturer of batteries, is a direct competitor.

The 2013 peer group was used for benchmarking our chief executive officer and chief financial officer pay, in conjunction with using survey data. In addition, the peer group was used for benchmarking program design characteristics, dilution levels, relationship between pay and performance, and performance levels as inputs to making 2013 pay level, program design, and goal-setting decisions. For the pay analysis, pay data of the peer companies was size-adjusted using regression analysis to reflect a company of between $1.5 and $2.0 billion in revenue.

In addition to using peer company pay data, Farient Advisors also identified and relied upon nationally recognized surveys for determining benchmark compensation data for 2013 pay decisions. These surveys reflect the broader market of industrial companies with revenue between $1.5 and $2.0 billion.

Based on the new benchmarking data, the Compensation Committee decided to set 2013 target total direct compensation, comprised of salary, target bonus, and target long-term incentive values at the “planning price,” at less than 2012 target pay for our named executive officers. Base salaries for our named executive officers in 2013 will remain unchanged from 2012, as will target annual incentive opportunities. The long-term incentive grant values will reflect the desired 50th percentile pay positioning and adhere to our share usage guidelines.

2013 Performance Measurement

We are strengthening the link between pay and performance through modifications to the performance measures in our incentive plans. As part of our program redesign, the Compensation Committee, with the assistance of Farient Advisors, analyzed which measures of performance have the greatest impact on stockholder value. This analysis showed that operating income growth and RONA are powerful drivers of value. As a result, these measures will continue to be used in our 2013 incentive plan but with greater emphasis.

In addition, given the importance of our growth strategy to long-term shareholder value, the Compensation Committee will allocate a smaller but meaningful portion (i.e., 25%) of the annual incentive plan to an assessment of strategic performance. The strategic scorecard balances short term performance with continued emphasis on a number of growth initiatives, comprising free cash flow, organic growth, corporate development and cost improvements. Free cash flow supports organic growth and corporate development. Our organic growth programs will develop and commercialize new technologies and products to increase market share, extend geographic reach to develop new markets with attractive global growth trends, and expand sales and marketing to capture new customers. Corporate development will identify synergistic acquisitions that fit with our existing platforms and will add value, and structural fixed cost improvements will improve operational efficiency and profitability. Specific goals have been set for each of these initiatives, but the Compensation Committee may use these and other initiatives that it deems appropriate in the strategic assessment process.

Incentives also will be directly linked to stockholder value by measuring TSR relative to the Russell 2000 companies in our 2013-15 PRS plan. We selected the Russell 2000 rather than our peer group for TSR comparison because:

•	The larger group of companies likely will provide a more stable point of reference over time than the peer group;

•	TSR for our peers is generally aligned with the Russell 2000 index; and

•	Use of a pre-determined group of companies avoids any debate as to which companies are included.

In addition, using the un-weighted Russell 2000 Index (i.e., the companies in the index) rather than the index itself makes it easier to assess performance based on percentile rank, and doesn’t distort results based on the market capitalization weighting of the companies in the index.

The new measures, and the weighting on each, are shown in the table below:

Performance Measures and Weighting

2013 vs. 2012

Performance Measures	2012	2013	Rationale for Change
Annual Incentive Plan	¡55% Operating Income ¡45% Free Cash Flow	¡75% Operating Income ¡25% Strategic Scorecard ➢ Free cash flow ➢ Organic growth programs ➢ Structural fixed cost improvements ➢ Corporate development	¡Increased weighting on operating income ensures strong link to stockholder value ¡Strategic scorecard focuses executives on executing growth strategy

Long-Term Incentives – PRS	¡30% RONA ¡70% EBITDA Margin ¡1+1+1 measurement	¡50% RONA ¡50% Relative TSR (vs. Russell 2000)* ¡3-year rolling measurement

¡Increase weighting on RONA ensures strong link to stockholder value, focus on operational excellence, and efficient deployment of capital

¡Relative TSR directly ties LTI to TSR within the context of how overall market is performing without bias to peer selection

¡3-year rolling measurement provides a longer-term focus than measuring performance in one-year increments, and then aggregating the results of each of the years

*	The companies to be tracked will be those that are in the Russell 2000 at the beginning of the three-year performance period. Companies that are acquired, merged, or delisted during the period will be dropped from the assessment.

As part of the redesign process, the Compensation Committee re-evaluated and clarified the adjustments to performance results that it will consider. For the 2013 Annual Incentive Plan and 2013-15 PRS plans, adjustments that will be considered include those that: (1) encourage appropriate actions for the long-term health of the business, (2) likely will not have a material adverse effect on Company value, and (3) are fair to participants as well as stockholders. Potential adjustments include such items as write-offs of goodwill and intangible asset impairment charges, fees and costs specific to a transaction, one-time unbudgeted restructuring charges, unplanned severance costs, unplanned legal settlements, unbudgeted costs associated with changes in environmental regulations, and unbudgeted changes in accounting principles and rules. In addition, adjustments for material unbudgeted acquisitions will be made on a case by case basis, and there will be no adjustments for divestitures.

2013 Long-term Incentive Mix

In addition to changes in our performance measures and weightings, for 2013 we are improving the structure of our long-term program by eliminating time-based vesting on restricted stock/units and increasing the proportion of PRS and stock options, relying entirely on performance-based vehicles, i.e., stock options and PRS for our named executive officers and other top corporate officers. In addition, we are modifying the PRS performance period to return to a full three-year performance period, with a grant made every year. This is a change from the 2011-13 and 2012-14 plans, which had three one-year targets for the PRS. The original philosophy for using the three one year targets was to eliminate any one year in a three year performance period from “making or breaking” the achievement of the performance unit. Our stockholders did not support this structure, viewing it as too “short-term” focused. With the reduced volatility of our business profile as a result of our strategic transformation, its continuing efficacy has been diminished. The following table summarizes the overall changes made to the long-term incentive mix:

Long-term Incentive Mix

2013 vs. 2012

Long-Term Incentive Vehicle	Time Horizon	2012	2013
		All Participants	Named Executive Officers/Top Corporate Officers	All Other Participants
Stock Options	3-year ratable vest	45%	50%	30%
Performance-based Restricted Stock (PRS)	3-year performance period, cliff vest	25%	50%	50%
Time-based Restricted Stock Units (RSUs)	3-year cliff vest	30%	0%	20%

Clawbacks

We adopted a clawback policy in 2012 that applies to any material restatement regardless of cause, and looks back over three years. In addition, the clawback policy applies to all incentive compensation, including equity, and covers all current and former officers. The clawback policy requires repayment of the excess amount paid (i.e., what actually was received over that which should have been received, as determined by the Board of Directors). Further, the clawback policy provides for Board or Compensation Committee discretion based on the facts and circumstances of any restatement.

Summary of Changes for 2013

The above changes respond to specific stockholder concerns while supporting our growth strategy. The modifications to our executive compensation program were carefully considered and adopted following information gathering, careful study, and analysis. This process was undertaken over a period of eight months and recently completed in February 2013 with a formal and in-depth presentation to the Compensation Committee and then to the full Board of Directors, at which time the new program was approved.

Accordingly, these changes were not implemented for the 2012 compensation cycle and compensation data in the Summary Compensation Table will continue to show the results of awards made prior to the changes for 2013, and will not be reflective of the pay program going forward.

Key changes and characteristics of our new executive pay program, which has been implemented for 2013, are summarized in the table below:

Summary of Changes

2012 vs. 2013

Pay Design/ Disclosure	2012 Compensation Program	2013 Compensation Program
Performance Measures	¡Annual incentive based on: – 55% operating income – 45% free cash flow ¡PRS based on: – 70% EBITDA margin – 30% RONA

¡Annual Incentive Plan (AIP) measured at corporate and business unit level based on key value drivers and Company strategy:

–    75% operating income

–    25% strategic indicators

¡PRS based on key value drivers and strategy:

–    50% RONA

–    50%TSR vs. un-weighted Russell 2000

LTI Pay Mix	¡45% stock options ¡35% Restricted Stock Units (RSUs) ¡25% Performance-Based Restricted Stock (PRS)	¡For named executive officers and other corporate executives, 50% stock options, 0% RSUs, 50% PRS ¡For other participants, 30% stock options, 20% RSUs, 50% PRS

Time Horizon	¡Performance for PRS plan measured over 1+1+1 periods ¡3-year ratable vesting for stock options ¡3-year cliff vesting for RSUs	¡Return to performance for PRS plan measured over 3-year rolling periods ¡3-year ratable vesting for stock options ¡3-year cliff vesting for RSUs

Peer Group	¡Median peer size of $2.1 B revenue ¡Survey data from $2-$3B size cut

¡Peer group changed to reflect our business strategy post-transformation

¡Peer group median at $2.3 B revenue, but pay data proportionately adjusted to align with our revenue size of $1.5 B - $2.0B

¡Survey data from $1.5 - $2.0B size cut

Pay positioning	¡Pay positioning strategy at 50th percentile, but actual pay positioning higher	¡Pay positioning at 50th percentile ¡No 2013 salary increases for named executive officers

Dilution	¡Value-based grants with no dilution cap

¡Value-based grants, subject to 2% gross annual dilution limit (i.e., grants as a % of shares outstanding not adjusted to an option equivalent basis) and a 3% three-year average limit on an option equivalent basis (i.e., ISS cap)

Risk Mitigators	¡Ownership guidelines ¡Anti-hedging policy	¡Ownership guidelines ¡Anti-hedging policy ¡Adoption of clawback policy, generally consistent with Dodd-Frank guidelines

Change in Control (“CIC”) and Severance

¡Reasonable CIC and severance multiples (For chief executive officer, 3x multiple in CIC, 2x for non-CIC

¡No 280G tax gross-ups for new officers since 2010

¡Double triggers on cash and equity

¡No re-pricing without stockholder approval

¡No change

Disclosures	¡Limited information on measures, goals and adjustments to performance results for payout determinations	¡Clear disclosure of rationale for changes and how chief executive officer pay and performance are aligned ¡Any adjustments to performance results within stated guidelines and clearly spelled out

Part III: Business Results of 2012 and Pay and Performance Analysis

2012 Results

In 2012, while our net sales increased due to the impact of the mid-2011 acquisition of Magnetic Technologies, profitability was negatively impacted by weak macroeconomic conditions. Specifically, the biggest factors impacting 2012 profitability were a weak European economy, a slowdown in consumer electronics and significantly lower cobalt prices. On the positive side, we were able to generate a record amount of operating cash flows in 2012 of $208 million, due primarily to heightened financial discipline, working capital efficiency and a $38 million tax refund related to prior years. A majority of this cash flow was utilized to repay debt and invest in our businesses through capital expenditures.

Overall, our financial results for 2012 were mixed, and not to our satisfaction. While revenue and cash flow were up, operating performance, as reflected in declining operating income, EBITDA margin, and RONA, was down. Despite mixed financial performance, our strategic performance was excellent. Given the historical volatility of our business, caused primarily by fluctuations in commodity prices, we have been working to transform the business from a commodity-based, volatile business to a high value-added, more stable business driven by technology and innovation. Specifically, in 2012, we negotiated agreements to exit our Advanced Materials business, which was announced in January 2013. This divestiture will significantly change our business profile, and is the final step in exiting our legacy commodity-based businesses. The proceeds from this sale, along with existing cash on hand, will be utilized to repay a substantial portion of our debt, which in turn will further strengthen our balance sheet and provide us the capacity and flexibility to execute our strategy of organic and acquisitive growth.

In addition to the divestiture of the Advanced Materials business, other strategic accomplishments in 2012 include the appointment of our first European director to our Board, Hans-Georg Betz, who brings a wealth of international experience and leadership; and the identification of cost reduction actions which will improve our profitability in the short-term without jeopardizing our long-term success. All of these actions align with our drive to create long-term stockholder value.

Pay and Performance Analysis

Given this performance, the Compensation Committee approved below target, i.e., 86.5% of target Annual Incentive Plan payouts for 2012 and only 0.5% vesting on the 2010-2012 PRS. As a result, the named executive officers forfeited PRS with a total value of $1,470,423. (See Part IV of the “Compensation Discussion and Analysis” for greater detail.)

As part of the compensation redesign work, Farient Advisors evaluated the relationship between our executive pay and performance over time, focusing primarily on the chief executive officer. To undertake this analysis, Farient Advisors utilized the newly established Company peer group (discussed in Part II above), and applied its “alignment analysis methodology” to test whether our Performance-Adjusted Compensation (PAC) was reasonable for our revenue size within the context of our peer group’s PAC and TSR. Use of TSR in this analysis is essential in that it is an objective measure that stockholders often rely upon when conducting a long-term pay-for-performance evaluation. PAC identifies actual compensation outcomes on a post-performance basis in contrast to target compensation, which represents “expected” compensation before performance outcomes are known.

Farient Advisors compared the chief executive officer’s PAC (actual salary, actual short-term incentive awards, performance-adjusted long-term incentive values, and pension and other compensation) over rolling 3-year periods to our TSR for the same rolling 3-year periods, and tested the results against those same compensation components for companies in our peer group. Our chief executive officer’s PAC was then compared to a range of values, called the Alignment Zone, as indicated by the upper and lower boundaries on the chart below. The Alignment Zone indicates the reasonable range of pay outcomes for the performance actually delivered based on our size and the historical pay-for-performance experience of the peer group.

This analysis demonstrates, as indicated in the chart below, that our chief executive officer’s compensation has been reasonable for the performance delivered for the three-year periods ending in 2011 and 2012. Furthermore, an analysis by Farient Advisors indicates that the 2013 pay program will continue to produce strong pay and performance alignment for stockholders going forward.

Part IV. Overview of Executive Compensation Philosophy, Program and Components

The following overview applies to our executive compensation program in both 2012 and 2013.

Compensation Philosophy and Objectives

Our compensation philosophy has the following primary objectives:

•	Attract, retain, focus, and develop highly-qualified executives;

•	Provide overall target compensation that is competitive, i.e., at the 50th percentile, with our peers and defined marketplace;

•	Align the compensation of our executives with our business results by providing actual compensation that is commensurate with performance;

•	Within the context of our overall results for stockholders, recognize and reward individual performance through differentiated salary positioning and short- and long-term incentive awards; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

To achieve these objectives, we compensate our executives through a combination of base salary, annual bonus and long-term stock-based incentive awards. We balance the total direct compensation of our executives among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The amount of total direct compensation for executives is allocated by the Compensation Committee among the various types of compensation in a manner designed to achieve our overall compensation objectives. In addition, the proportion of an executive’s total compensation that is dependent upon corporate performance, or “at risk,” is larger as the executive level rises. The satisfaction of performance goals in large part determines an executive’s bonus and long-term incentive compensation.

Although target total direct compensation of our executives approximates the market median, an executive’s actual total direct compensation could vary significantly depending upon our actual performance against established goals. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, if our results are below target performance, executives may earn compensation that is well below the relevant market median.

Total Compensation and Elements of Compensation

Our primary focus in compensating executives is “target total direct compensation,” which is comprised of base salary, annual target bonus, and the estimated target value of long-term stock-based incentives. We de-emphasize executive benefits and perquisites in the total compensation package. The table below delineates our pay components, their role, and the decision-making process surrounding each component:

Summary of Role and Decision-making Process for each Pay Component

Pay Component	Role	Determination Process
Base Salary	¡Provide predictable level of current income ¡Attract and retain qualified executives

¡Responsibility and position level

¡Competitive market norms and pay positioning

¡Parity with other internal positions

¡Assessment of individual skills and competencies

¡Assessment of performance

¡For new hires, compensation at previous employer

Annual Incentive Plan (AIP)	¡Focus executives on achieving annual financial and strategic performance to support long-term value creation	¡Target awards established based on position level and external market comparisons ¡Actual awards determined based on company, unit, and individual performance vs. goals
Long-term Incentives (LTIs)

¡Balance a mix of LTI vehicles

¡Reinforce the need for long-term financial results that are linked to the sustained creation of value for stockholders

¡Align the interests of executives and stockholders

¡Encourage equity ownership

¡Encourage retention of key talent

¡Target awards established based on position level and external market comparisons

¡Vehicle mix determined by position level based on desired emphasis on performance and retention, as well as accepted standards of good governance

¡Actual awards determined based on company stock price and financial performance vs. goals

Retirement, Health, and Welfare Benefits	¡Provide a competitive level of protection to support the health and wellbeing of our employees and their families and to assist in their saving on a tax-deferred basis	¡Competitive market norms
Perquisites	¡De-emphasize perks by providing cash payment in lieu of perks to named executive officers	¡Competitive market norms ¡Simplicity ¡Internal equity ¡Standards of good governance
Severance	¡Pursuant to executive policy, provide protection in the event of termination under certain circumstances	¡Competitive market norms ¡Standards of good governance
Change in Control (“CIC”)	¡Pursuant to individual CIC agreements, provide protection in the event of termination or constructive termination following a CIC	¡Competitive market norms ¡Standards of good governance

Each component of pay is described in more detail below.

Base Salaries

We use base salaries to provide a predictable level of current income. Our base salaries are designed to assist in attracting and retaining qualified executives. Each of our named executive officers has a base salary that is based upon a determination of the requirements of his or her position, an assessment of individual skills and competencies, including overall operational performance and execution of responsibilities, and upon the base salary level for executives in similar positions with companies within our peer group. It may also reflect an executive’s compensation level prior to joining us. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of our chief executive officer, the Compensation Committee assesses his performance and determines his base salary level. For other executives, our chief executive officer assesses their performance and makes individual recommendations of base salary levels for consideration by the Compensation Committee.

Annual Incentive Plan (AIP)

We maintain an Annual Incentive Program (AIP) that provides our management employees, including our executives, with the opportunity to earn awards based upon our financial performance. Annual bonuses are intended to provide incentives for executives to endeavor to achieve established annual goals and receive awards when those goals are met or exceeded. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide market median total cash compensation when target performance goals are met.

For each participant in the AIP, we establish a threshold objective, a target objective, and a maximum objective for each AIP criterion. These levels are designed to reflect results that range from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target), and finally to a stretch objective that normally would be achieved infrequently (maximum). All bonuses are calculated on a linear basis between these threshold and maximum levels. Annual bonuses are self-funded in the sense that the threshold, target and maximum objectives are net of the aggregate amount that would be payable as bonuses at each level. Annual bonuses are paid in cash.

We select the target bonus opportunities based upon competitive information that is derived from market data provided by our compensation consultant. The Compensation Committee reviews the proposed bonus compensation for our executives following the availability of our financial results for a completed year, considers the recommendations of our chief executive officer (with respect to executive officers other than himself) and determines the bonus amounts. The Compensation Committee has the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses.

Long-Term Incentive Compensation

Our long-term compensation program is comprised of a variety of vehicles, including stock options, restricted stock (or units), and performance-based restricted stock (or units), which in aggregate are designed to reinforce the need for strong long-term financial results, align the interests of our executives with those of our stockholders, build executive stock ownership, and retain executives over the long-term. We establish the mix of vehicles used based upon considerations of Company needs vis-à-vis each of the above objectives, competitive practice, and accepted standards of good governance.

Each year, the Compensation Committee establishes a target grant value for our executives based upon executive position and the competitive market information provided by our consultant. The Committee then assesses the relative contribution of each executive and adjusts the market value, if needed, upward or downward. In total, grant values are targeted at the median of market. The target is expressed as a monetary value that is intended to equal median levels for executives. This total monetary value is then divided into the various long-term incentive (LTI) components, as discussed below, and then converted into shares. In addition, the total shares that result from this process may be adjusted downward based on the Compensation Committee’s assessment of whether our dilution is within acceptable competitive and proxy advisor norms, which is information provided by our consultant, and based upon our available shares.

Stock Options

The number of stock options issued is a rounded number that is based on that portion of LTI target value attributed to options for each executive, divided by the value of the option at the time of the grant, as determined by the Black-Scholes Stock Option Pricing Model. Inputs to the model include our share price leading up to the date of grant (i.e., the “planning price”), our expected dividend yield, our stock’s annual weekly volatility, the interest rate on 10-year Treasury Notes, and an expected life of six years. Our stock options become exercisable in equal increments over a three-year period and expire ten years from the date of grant, assuming the recipient’s continued employment with the Company.

Time-Based Restricted Units (RSUs)

The number of time-based RSUs issued is a rounded number that is based on that portion of the LTI target value attributed to RSUs for each executive, divided by our share price leading up to the date of grant (i.e., the “planning price.”). To reinforce retention, restrictions on time-based restricted stock awards lapse 100% on the third anniversary of their grant date (cliff vesting).

Performance-Based Restricted Stock (PRS)

The number of shares or units of PRS granted is a rounded number that is based on that portion of the LTI maximum value attributable to the numbers of shares or units of PRS for each executive, divided by our share price leading up to the date of grant (i.e., our “planning price”). Performance-based restricted stock awards are earned only upon satisfaction of performance goals related to a three-year performance period.

Our current and intended future practice is to make long-term stock-based awards at the first Compensation Committee meeting held following the availability of preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions at the time of those events. For example, in connection with our employment of Mr. Hix in 2012 as our vice president and chief financial officer, we granted an inducement award of 8,000 stock options and 20,000 shares of time-based restricted stock, all subject to vesting. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information. Our current practice is to publicly release financial results for completed annual and quarterly periods approximately a week prior to the time we file the required annual or quarterly report with the Securities and Exchange Commission.

Retirement Plans

Our executives participate in our tax-qualified defined contribution 401(k) plan and our deferred compensation program, both of which are available generally to all of our employees in the United States. The plans in this program are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement or any supplemental employee retirement plan for any executive. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Our deferred compensation program is discussed under “Nonqualified Deferred Compensation” in this proxy statement.

Perquisites

Each of our named executive officers receives an annual payment in lieu of receiving any specific perquisites or personal benefits. This annual payment is $30,000 for Mr. Scaminace and $25,000 for each of our other named executive officers. The cash payments made in 2012 to our named executive officers in lieu of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Executives are not permitted to use our corporate jet for personal travel. We have season tickets to Cleveland-based professional basketball, baseball and football games and from time to time have tickets to musical, theatrical, dance and other performing arts events. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

Part V: 2012 Compensation Program, Decisions and Rationale

2012 Pay Positioning Strategy, Peer Group, and Market Data

The Compensation Committee sets total compensation and compensation by component for our named executive officers based on its 50th percentile pay positioning philosophy, with individual variation that may reflect incumbent experience and breadth of responsibilities in the role. In 2012, competitive pay levels for named executive officer compensation were benchmarked using the proxy data of our peer companies, supplemented with data from nationally recognized compensation surveys.

The peer group used for 2012 more closely reflected our specialty chemicals business profile, and $1 to $4 billion in revenue size, which approximated our revenue range when we began our transformation several years ago. In selecting our 2012 peer group companies, we also considered factors such as company size, scale, scope of operations and market capitalization. Due to the volatility associated with our historical stock price (and therefore our market capitalization), we placed more emphasis on financial and size indicators for our peer companies so as to develop stable pay data and avoid modifying the peer group unnecessarily. We reviewed the peer group in 2011, and that review confirmed that our peer group should focus on specialty chemical companies with revenues in the $1 billion to $4 billion range, as our run rate was approximately $1.8 billion at 2011 year end. The companies comprising that peer group and used for pay decisions in 2012 were:

RPM International Inc.	Rockwood Holdings, Inc.	NewMarket Corporation
Cytec Industries Inc.	W.R. Grace & Co.	Stepan Company
Valspar Corporation	PolyOne Corporation	Hexcel Corporation
Solutia Inc.	Kronos Worldwide, Inc.	Spartech Corporation
Albemarle Corporation	Ferro Corporation	GrafTech International Ltd.
H.B. Fuller Company	Arch Chemicals, Inc.	A. Schulman Inc.
Materion Corporation

In addition to proxy data, the Compensation Committee relied on pay data from nationally recognized survey of Industrial companies covering companies of $2 billion to $3 billion in size.

The peer selection process, market pay data, and recommendations for change were provided by Pay Governance LLC, a compensation consulting firm which was retained by the Compensation Committee in the third quarter of 2010 and served the Compensation Committee through May 2012.

2012 Salaries

Each of our named executive officers (other than Mr. Hix) received a 3% base salary increase in 2012, except for Mr. Dunmead, who received a 6% increase for 2012 in order to keep his base salary aligned with similar positions at our peer group companies, and for Mr. Johnson, who received a 5% increase in base salary for 2012, following his first full year being eligible for an increase and based on his performance results. Mr. Hix was hired as our vice president and chief financial officer effective January 3, 2012, and his salary for 2012 was $430,000. Salaries for the named executive officers in 2013 will remain unchanged from 2012. We believe that our executive officers’ base salaries continue to approximate the market medians both overall and by executive. This approach is consistent with our pay philosophy.

2012 Annual Incentive Plan (AIP)

Our executives had a 2012 annual bonus opportunity based 55% on consolidated operating profit and 45% upon consolidated free cash flow. Consolidated operating profit was weighted the same in 2012 as in 2011, continuing the emphasis to drive profitable operations while still generating cash. We selected the consolidated operating profit criterion because of its direct correlation with the interests of our stockholders. If we produced consistently higher levels of operating profit over the long-term, those results were expected to lead to bottom-line results that drive a competitive return to our stockholders. We calculated operating profit by starting with net sales and deducting the costs of products sold and other operating expenses. We selected the free cash flow criterion because it reflects management’s ability to manage our capital for current operations, generate cash for future operations and expansion, and balances the operating profit performance criterion. We calculated free cash flow by adding depreciation and amortization to our operating profit and then adding or subtracting, as the case may be, the change in our working capital (calculated as accounts receivable plus inventory, less accounts payable) and subtracting capital expenditures.

The 2012 objectives for our threshold, target, and maximum Operating Profit and Free Cash Flow goals were based upon our budget, and the threshold and maximum levels were set to take into account our historical volatility. Our 2012 Operating Profit threshold was set above the 2011 level. Our 2012 Free Cash Flow target was set considerably higher than the 2011 Free Cash Flow performance target, but below the 2011 actual results due to our expectation that Free Cash Flow would decrease in 2012 due to the higher anticipated capital expenditures to fund our growth. Our actual Operating Profit for 2012 was $60.1 million, yielding no incentive payout on this measure, weighted 55%, and our actual Free Cash Flow for 2012 was $172.5 million, yielding a 192.2% payout, weighted 45%, for an 86.5% total payout.

The Compensation Committee had discretion with respect to the appropriate calculation of consolidated operating profit and consolidated free cash flow for annual incentive purposes, based upon all relevant factors. In addition, the Compensation Committee had the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses. This discretion was not exercised for 2012 for any executive officer, other than Stephen Dunmead, Vice President and General Manager of Specialties Group. In conjunction with the sale of the Advanced Materials business, Mr. Dunmead was provided an annual incentive bonus at target, which was approximately 13.5% higher than the percentage amount received by other executive officers.

The following table sets forth information regarding the performance objectives established and actual performance results for 2012:

2012 Annual Bonus Goals

	Operating Profit ($MMs)	Free Cash Flow ($MMs)	Payout as % of Target(1)
Weighting	55%	45%
Maximum	≥$245.3	≥$175.6	200%
Target	$188.7	$135.1	100%
Threshold	$132.1	$ 94.6	20%
Below Threshold	<$132.1	<$ 94.6	0%
Actual Performance	$ 60.1	$172.5
Performance as % of Target	31.9%	127.7%
Payout as % of Target	0.0%	192.2%	86.5%

(1)	Interpolate for performance between discrete points

The following table sets forth information regarding the target award opportunities and the actual awards earned for 2012:

2012 Annual Bonus Opportunities

	Target		2012 Annual Bonus Actually Earned
Executive	% of Salary	Bonus Amount	% of Target	% of Salary	Bonus Amount
J. Scaminace	100.0%	$973,474	86.5%	86.5%	$841,958
C. Hix	65.0%	$279,500	86.5%	56.2%	$241,740
S. Dunmead(1)	60.0%	$253,139	100.0%	60.0%	$253,139
V. Sachs	55.0%	$210,889	86.5%	47.6%	$182,398
M. Johnson	50.0%	$157,500	86.5%	43.2%	$136,222

(1)	S. Dunmead received 100% of his annual bonus in connection with the sale of our Advanced Materials business.

2012 Long-term Incentives (LTIs)

For 2012, the mix between award elements emphasized performance-based awards over service-based awards, as illustrated in the table below, to achieve a focus on sustained stock price and financial performance, while also encouraging retention of our named executive officers.

2012 Long-Term Incentive Mix

Long-Term Incentive Vehicle	Time Horizon	LTI Mix
Performance-Based Awards (70%)
Stock Options	3-year ratable vest	45%
Performance-Based Restricted Stock (PRS)	3-year performance period, cliff vest	25%
Service-Based Awards (30%)
Restricted Stock Units (RSUs)	3-year cliff vest	30%

Beginning in 2012, we replaced the time-based restricted stock awards with time-based restricted stock unit awards for tax reasons. The restricted stock units can only be settled in stock and are granted on substantially the same terms and conditions as the time-based restricted stock grants were previously granted.

As shown in the chart below, our named executive officers received the following equity-based awards during 2012. The target value of these awards approximated market median levels of our peer group and other similarly-sized companies. In addition, in connection with our employment of Mr. Hix in 2012 as our vice president and chief financial officer, we granted him an inducement award of an additional 8,000 stock options and 20,000 shares of restricted stock, all subject to vesting.

2012 Target Equity Grants to Named Executive Officers

Executive	Stock Options		PRS		Time-based Restricted Stock
			Target	Maximum(1)
J. Scaminace	55,000		18,800	37,600	19,200
C. Hix	13,400 8,000	(2)	4,600	9,200	4,700 20,000	(2)
S. Dunmead	11,800		4,050	8,100	4,100
V. Sachs	11,800		4,050	8,100	4,100
M. Johnson	10,200		3,500	7,000	3,550

(1)	Grants are made at Maximum, with vesting subject to performance conditions. Target awards are one-half of Maximum levels, as shown below under “Grants of Plan-Based Awards in 2012.”

(2)	In connection with our employment of Mr. Hix as our new vice president and chief financial officer in January 2012, we also granted him an inducement award of 8,000 stock options and 20,000 shares of time-based restricted stock, all subject to vesting.

2010-2012 Performance-Based Restricted Stock

In February 2010, we granted performance-based restricted stock awards that were tied to our performance for the three-year period ended December 31, 2012. The performance criteria for the 2010 awards were average EBITDA margin percentile as compared to our peer group and average RONA, which, except for the comparison to our peer group, were applied in the same manner discussed below for awards made in 2012. The specific performance goals applicable to the 2010 awards were the same for all named executive officers, as shown in the table below.

In February 2013, our Compensation Committee determined that our average EBITDA margin was at the 35th percentile as compared to our peer group for the 2010-2012 period and the average RONA for that three-year period was 10.1%. Thus, the 2010 awards were earned at 0% with respect to the Average EBITDA Margin Percentile Compared to the Peer Group criterion and at 0.5% above the established threshold performance level with the respect to RONA criterion.

2010-2012 Performance Goals

	EBITDA Margin vs. Peer Group (Percentile)		RONA %	Actual Vesting as % of Total Grant(1)
Weighting	50%		50%
Maximum	≥90	th	≥20.0%	200%
Target	75	th	15.0%	100%
Threshold	<50	th	<10.0%	0%
Actual Performance	35	th	10.1%
Actual Vesting as % of Total Grant	0.0%		1.0%	0.5%

(1)	Interpolate for performance between discrete points.

As a result, the shares of common stock earned by each of our named executive officers under these 2010 awards and issued to them in March 2013 were as follows:

2010-2012 Performance-Based Restricted Stock Vesting

Executive	Total Number of Shares	Shares Vested	Shares Forfeited	$ Value of Forfeiture
J. Scaminace	32,000	160	31,840	$976,214
S. Dunmead	8,600	43	8,557	262,358
V. Sachs	7,600	38	7,562	231,851

Vesting was based entirely on the results of our performance over the period, with the Compensation Committee exercising no discretion to positively or negatively adjust the number of shares earned.

2011-2013 and 2012-14 Performance-Based Restricted Stock Awards

Beginning with the 2011 performance-based restricted stock awards, we modified the method used to measure and calculate the amount of the award earned against performance. Rather than measuring our average EBITDA margin as compared to that of our peer companies and average return on net assets over the three-year performance period as we did in the past, we established an annual target that is being applied for each year in the performance period; the target does not vary year to year. We are measuring performance against that criterion on an annual basis, and we will determine the amount of restricted stock earned in each year, ranging from a threshold to maximum amount. No shares will be earned if the performance targets are not achieved at or above the threshold levels for that annual period. At the end of the three-year performance period, we will average the amount of restricted stock that was earned in each year over the three-year period to arrive at the final amount of performance-based restricted stock that will vest.

For the performance-based restricted stock awards made in February 2011 for the 2011-13 performance period, and in February 2012 for the 2012-14 performance period, we established two performance criteria: average EBITDA margin relative to our peer group and our average return on net assets. These performance criteria were chosen because they support our strategy of moving toward a higher value-added, technology-based businesses with attractive growth prospects that will create value for stockholders. In addition, they complement one another and do not duplicate the criteria used in our annual bonus program. Further, average relative EBITDA margin motivates our executives to outperform our competitors.

For these two three-year performance cycles, we will calculate average return on net assets by dividing operating profit by net assets for each year of the performance period. Net assets are comprised of net property, plant and equipment, goodwill and current assets, less accounts payable, prepaid income taxes, assets of discontinued operations and cash. Both performance criteria will be based on consolidated results, with no weighting given to business unit or individual performance. These performance criteria for the 2011-13 performance period are weighted 50% EBITDA margin and 50% RONA and each will determine vesting of the total performance-based restricted shares. The performance criteria for the 2012-14 performance period are weighted 70% on EBITDA margin and 30% RONA and each will determine vesting of the total performance-based restricted shares. Shares are earned on a linear basis between the established threshold and maximum levels. Shares that do not vest based upon the established performance objectives will be forfeited. These performance criteria are among those approved by our stockholders, with the result that we expect the value of any earned performance-based restricted stock to be tax deductible by us.

The performance levels required to earn awards for these performance cycles were designed to reflect, at threshold, reasonable performance that would be minimally acceptable to stockholders and achieved consistently; at target, performance that would be more demanding and achieved with moderate frequency; and at maximum, outstanding performance that would be highly demanding and met relatively infrequently. Notwithstanding these intentions, our Compensation Committee acknowledges that our business historically has been significantly exposed to metal price volatility, which has caused material unforeseen variations in our results from year to year.

Part VI: Other Compensation Elements and Matters

Change in Control Agreements and Severance Plan

We maintain change in control protection through agreements with our executive officers, including our named executive officers, to help retain key executives, particularly within the context of our current strategic transformation. Change in control agreements entered into since 2011 contain no tax gross-up provisions, while the tax gross-up feature was grandfathered for those who entered into change in control agreements prior to 2010.

Our executive officers are covered by the OM Group, Inc. Executive Severance Plan, adopted in 2011, to provide us with the flexibility to modify terms and policies related to severance benefits, which are designed to protect our executives in the context of the rapid rate of strategic change occurring in our business. This overarching severance plan replaced the individual severance agreements that we had in place with our executive officers. This plan offers us flexibility to adapt our compensation policies and practices quickly to business needs and market trends. These agreements and plan are discussed further under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Employment Agreements

We do not currently have employment agreements with any of our named executive officers, nor do we expect to enter into such agreements in the future.

Compensation of Mr. Dunmead in Connection with the Sale of Advanced Materials Business

In connection with the anticipated closing of the sale of our Advanced Materials business, which is expected to occur by April 2013, Mr. Stephen Dunmead, Vice President and General Manager of Specialties, left the Company on February 28, 2013. In addition to the compensation he will receive under our Executive Severance Plan, he will also receive additional compensation as part of a completion payment tied to the closing of the sale of our Advanced Materials business. Mr. Dunmead will receive the following compensation payments:

•	In accordance with our Executive Severance Plan, a lump-sum severance payment of $1,120,893;

•

An amount equal to the value of his prorated time-based and performance-based equity based on the closing price of our common stock on the day of the closing of the sale of our Advanced Materials business. The estimated amount is $141,000; and

•	A completion payment of $485,184 tied to the closing of the sale of our Advanced Materials business, which is expected to occur by April 2013.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer and certain other highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance-based” within the meaning of Section 162(m). Our stock option and performance-based restricted stock awards, as well as our annual bonuses, satisfy the conditions for being “performance-based” under Section 162(m). Time-based restricted stock and restricted stock unit awards do not satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts that are deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s target total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to Mr. Scaminace.

Consideration of Risk-Taking Due to Compensation Programs

As part of its customary process, the Compensation Committee specifically considers whether any elements of our compensation program encourage our executives and employees to take unreasonable risks relating to our business. The Compensation Committee believes that the mix of different types of available compensation, the specific performance criteria applied in our incentive compensation programs, and the retention of discretion by our Compensation Committee in administering our various compensation programs all contribute to the focus by our executives and employees upon the long-term interests of stockholders, and that our overall compensation philosophy and specific compensation programs do not encourage our executives or employees to take unreasonable risks relating to our business.

Role and Independence of Compensation Consultant

In June 2012, Farient Advisors replaced the previous Compensation Consultant and was engaged by and advised the Compensation Committee in the second half of 2012, with continued services into 2013. In its capacity as independent consultant to the Compensation Committee, Farient Advisors:

•

Reviews and makes recommendations relating to various aspects of our executive compensation programs, including the identity of our peer companies for purposes of benchmarking executive compensation; assessing and advising on the competitiveness of our compensation programs related to our peer companies and general industrial companies of similar size as reported in peer proxies and recent pay surveys, respectively;

•	Develops appropriate recommendations for changes with respect to compensation levels, compensation program design, and equity award guidelines;

•	Provides assistance on goal-setting, the calibration of levels of pay to various levels of performance, and pay for performance alignment;

•	Provides regular updates to the Compensation Committee on trends and issues in compensation practices; and

•	Provides information and advice on Board of Director compensation.

Farient Advisors is expected to be available for attendance at quarterly Compensation Committee meetings. The consultant works directly with the Compensation Committee and, in accordance with our compensation consultant independence policy, may not work for us with respect to other matters except as relates to such Committee’s responsibilities as set forth in its charter and as approved by our Compensation Committee. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee reports to and, where required under its charter, obtains the approval of the Board of Directors on material compensation decisions made at each committee meeting.

We adopted our Compensation Consultant Independence Policy in 2010 to ensure that consultants retained by the Compensation Committee are independent of us and our management. In accordance with our policy, the compensation consultant is only permitted to provide services to us that support the Compensation Committee’s work and directives. The compensation consultant is not permitted to provide unrelated services to us, and the Compensation Committee performs an annual assessment and review of the consultant’s independence. The Compensation Committee completed this assessment for its engagement of Farient Advisors and determined, in its reasonable business judgment, that Farient Advisors is independent of us and our management. In making its determination, the Compensation Committee considered, among other things, the following factors: (i) Farient Advisors does not provide any non-compensation related services to the Company; (ii) the amount of fees for its compensation services, noting in particular that such fees are negligible when considered in the context of Farient Advisor’s total revenues for the period; (iii) Farient Advisor’s policies and procedures concerning conflicts of interest; (iv) there are no other business or personal relationships between our executive officers, directors or Compensation Committee members, on the one hand, and no representatives of Farient Advisors who provide services to us that are unrelated to Compensation Committee activities, on the other hand; and (v) neither Farient Advisors nor any of its representatives own any of our common stock.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4)($)	Total ($)
J. Scaminace	2012	$973,474	$736,671	$922,105	$841,958	$20,646	$236,673	$3,731,527
Chairman and Chief Executive Officer	2011	945,120	1,265,692	1,102,520	1,598,198	14,211	101,078	5,026,819
	2010	917,600	745,038	973,495	1,776,458	7,934	202,724	4,623,249

C. Hix	2012	430,000	628,422	304,798	241,740	—	43,750	1,648,710
Vice President and Chief Financial Officer

S. Dunmead	2012	421,899	143,437	183,726	253,139	6,878	90,406	1,099,485
Vice President and General Manager, Specialties Group	2011	398,018	273,825	236,354	374,506	4,734	55,837	1,343,274
	2010	386,425	200,823	275,680	444,389	2,643	73,999	1,383,959

V. Sachs	2012	383,434	143,437	183,726	182,398	3,999	85,388	982,382
Vice President, General Counsel and Secretary	2011	372,266	273,825	236,354	350,276	2,753	53,963	1,289,437
	2010	361,423	174,762	241,220	403,203	1,537	70,357	1,252,502

M. Johnson	2012	315,000	124,164	158,814	136,222	—	52,112	786,312
Vice President, Human Resources

(1)	The amounts in this column reflect the aggregate compensation cost to be recognized for financial reporting purposes over the vesting period of awards made pursuant to our stock-based incentive plans, in accordance with FASB ASC Topic 718. With respect to performance-based restricted stock awards, this amount reflects the determination made at the time of grant regarding the probable outcome of the performance conditions relating to the stock award. Assumptions used in the calculation of the amounts are included in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. With respect to stock awards, the value of awards at the grant date, assuming the highest level of performance, was as follows:

	2012	2011	2010
J. Scaminace	$1,781,695	$1,842,550	$1,480,878
C. Hix	419,919	N/A	N/A
S. Dunmead	368,562	408,912	398,580
V. Sachs	368,562	408,912	349,524
M. Johnson	318,716	N/A	N/A

(2)	The amounts in this column reflect annual bonus amounts and, except for Mr. Scaminace, high-performance bonus amounts earned in 2010 and 2011 under our annual incentive program. Mr. Scaminace’s high-performance bonus for 2011, which was valued at $131,536, was paid one-half in stock options and one-half in restricted stock. These stock options and restricted stock awards were granted in 2012 and their aggregate value is included in Mr. Scaminace’s 2012 compensation.

(3)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our benefit restoration plan, which is discussed below under “Nonqualified Deferred Compensation.”

(4)	The amounts in this column for 2012 are comprised of the following for the indicated executives:

Name	Contributions to Qualified 401(k) Plan		Employer Contribution to Nonqualified Deferred Compensation Plan	Employer Contributions to Employee Benefit Plans Total(a)	Payment in lieu of Perquisites(b)
	Employer Contribution	Employer Match
J. Scaminace	$8,750	$10,000	$187,923	$206,673	$30,000
C. Hix	8,750	10,000	—	18,750	25,000
S. Dunmead	8,750	10,000	46,656	65,406	25,000
V. Sachs	8,750	10,000	41,638	60,388	25,000
M. Johnson	8,750	10,000	8,362	27,112	25,000

(a)	These amounts have not been received by the executives. See “Nonqualified Deferred Compensation.”

(b)	In lieu of receiving any perquisites or personal benefits, each of our executive officers receives an annual cash payment. Such annual payment is $25,000 for each of our executive officers other than Mr. Scaminace, who receives an annual payment of $30,000.

Grants of Plan-Based Awards in 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)		Closing Market Price at Grant Date(1) ($/Sh)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
J. Scaminace	2/14/2012(2)	—	—	—	—	55,000	—	$30.21	$856,350		$30.17
	2/14/2012(3)	—	—	—	—	19,200	—	—	580,032		—
	2/14/2012(4)	—	—	—	0	18,800	37,600	—	1,135,896	(5)	—
	2/14/2012(6)	194,695	973,474	1,946,948	—	—	—	—	—		—
	2/14/2012(7)	—	—	—	—	4,419	—	30.21	65,755		30.17
	2/14/2012(8)	—	—	—	—	2,177	—	—	65,767		—

C. Hix	1/03/2012(9)	—	—	—	—	8,000	—	23.21	96,160		23.41
	1/03/2012(10)	—	—	—	—	20,000	—	—	464,200		—
	2/14/2012(2)	—	—	—	—	13,400	—	30.21	208,638		30.17
	2/14/2012(3)	—	—	—	—	4,700	—	—	141,987		—
	2/14/2012(4)	—	—	—	0	4,600	9,200	—	277,932	(5)	—
	2/14/2012(6)	55,900	279,500	559,000	—	—	—	—	—		—

S. Dunmead	2/14/2012(2)	—	—	—	—	11,800	—	30.21	183,726		30.17
	2/14/2012(3)	—	—	—	—	4,100	—	—	123,861		—
	2/14/2012(4)	—	—	—	0	4,050	8,100	—	244,701	(5)	—
	2/14/2012(6)	50,628	253,139	506,279	—	—	—	—	—		—

V. Sachs	2/14/2012(2)	—	—	—	—	11,800	—	30.21	183,726		30.17
	2/14/2012(3)	—	—	—	—	4,100	—	—	123,861		—
	2/14/2012(4)	—	—	—	0	4,050	8,100	—	244,701	(5)	—
	2/14/2012(6)	42,178	210,889	421,777	—	—	—	—	—		—

M. Johnson	2/14/2012(2)	—	—	—	—	10,200	—	30.21	158,814		30.17
	2/14/2012(3)	—	—	—	—	3,550	—	—	107,246		—
	2/14/2012(4)	—	—	—	0	3,500	7,000	—	211,470	(5)	—
	2/14/2012(6)	31,500	157,500	315,000	—	—	—	—	—		—

(1)	In accordance with our historical practice, stock option awards were granted in 2012 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the grant date.

(2)	Stock option award granted under our 2007 Incentive Compensation Plan. These options vest in three equal installments on February 14, 2013, 2014 and 2015.

(3)	Time-based restricted stock unit award granted under our 2007 Incentive Compensation Plan. Subject to vesting on February 14, 2015.

(4)	Performance-based restricted stock award granted under our 2007 Incentive Compensation Plan. Subject to vesting based upon the satisfaction of our performance criteria for the three-year period ending December 31, 2014.

(5)	Based upon the maximum value of performance-based awards, which is double the target value.

(6)	2012 annual bonus opportunity granted under our 2007 Incentive Compensation Plan.

(7)	Reflects the stock option award made in 2012 in payment of Mr. Scaminace’s 2011 high-performance bonus. These shares vested February 14, 2013.

(8)	Reflects the time-based restricted stock unit award made in 2012 in payment of Mr. Scaminace’s 2011 high-performance bonus. These shares vested February 14, 2013.

(9)	Stock option award granted under our 2007 Incentive Compensation Plan. These options vest in three equal installments on January 3, 2013, 2014 and 2015.

(10)	Time-based restricted stock award granted under our 2007 Incentive Compensation Plan. Subject to vesting on January 3, 2015.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Restricted Stock, Restricted Stock Units and Stock Option Programs

On February 7, 2007, our Board approved the 2007 Incentive Compensation Plan, which was approved by our stockholders on May 8, 2007. The 2007 Incentive Compensation Plan superseded and replaced our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, both of which terminated upon stockholder approval of the 2007 Incentive Compensation Plan. The termination of our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan did not affect awards outstanding under either plan. In 2012 our stockholders re-approved the performance measurements set forth in our Amended and Restated 2007 Incentive Compensation Plan in order to preserve our federal income tax deduction for certain performance-based grants. The stockholders approved other modifications as discussed below in more detail.

Under the 2007 Amended and Restated Incentive Compensation Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock awards, and phantom stock and restricted stock unit awards to our employees and our non-employee directors. Prior to May 8, 2007, under our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, we previously awarded stock options to our employees and our directors and time-based and performance-based restricted stock to our employees. Our Compensation Committee administers outstanding awards under all of our plans. Beginning in 2012, we provided more certainty as to the number of shares available for use under the 2007 Amended and Restated Incentive Compensation Plan. The aggregate number of shares available for use will be reduced by (i) the number of shares covered by a stock option that has been settled by the payment of cash or stock, (ii) the number of shares that have been withheld in payment of a stock option exercise price or to satisfy tax withholding obligations, and (iii) the number of shares covered by a stock appreciation right if it is settled in stock. In addition, we made significant modifications to the terms of our equity awards. First, we have deferred the payment of any dividends and dividend equivalents on performance-based awards contingent upon and until achievement of all the performance criteria applicable to the awards. Second, we added a change in control “double-trigger” to all equity grants made in 2012 and thereafter so that when a replacement award is issued in the event of a change in control, vesting acceleration occurs only if there is both a change in control and a qualifying termination of employment. An award will be considered a “Replacement Award” if (i) it is of the same type as the old award; (ii) it has value at least equal to the old award; (iii) it relates to publicly traded equity securities of the Company or its affiliate or the successor company or its affiliate; (iv) the tax consequences to the employee are not less favorable than the tax consequences under the old award; and (v) the other terms and conditions of the new award are not less favorable than the terms and conditions of the old award. Therefore, the following description distinguishes, as applicable, between awards made prior to 2012 and will be modified in the future to reflect our equity award program modifications.

Under these plans, the exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Our historical practice, and beginning in 2012 our policy, under these plans has been to grant stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the option is granted. As a result, we may grant stock options at an exercise price that is greater or less than the closing price of our common stock on the NYSE on the grant date. We also granted stock options to our chief executive officer in connection with his hiring at exercise prices significantly above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant generally are exercisable in equal increments over a three-year period from the grant date and no option may be exercised prior to one year from the date of grant, except in event of a change in control, death, disability or retirement. If an employee’s employment ceases due to a change in control, death, disability or retirement, all unvested stock options become immediately exercisable. If employment ceases for any reason other than a change in control, death, disability or retirement, all unvested stock options are forfeited and any vested but unexercised options may be exercised within three months of cessation of employment. All outstanding stock options expire ten years after their grant date.

Our time-based restricted stock granted under these plans generally vests three years after the grant date, and our performance-based restricted stock granted under these plans is earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control, all unvested time-based restricted stock granted under these plans vests, and all unvested performance-based restricted stock granted under these plans vests at the “target” performance level. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock granted under these plans will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock granted under these plans, as determined at the end of the performance period. In the event of an employee’s retirement, all unvested time-based restricted stock granted under these plans vests and all unvested performance-based restricted stock granted under these plans prior to 2012 vests at the “target” performance level. For unvested performance-based restricted stock granted in 2012 and thereafter, a pro rata portion (as determined by the number of days from the date of grant and ending on the date of retirement as compared to the number of days from the grant date ending on the last day of the performance period) of unvested performance-based restricted stock remain eligible for vesting upon retirement. Employees who receive restricted stock awards have voting rights and the right to receive any dividends that are declared. Any such dividends that are declared will be held by us and distributed to employees only when the restricted stock vests or is earned.

Our time-based restricted stock units granted under these plans generally vests three years after the grant date, and our performance-based restricted stock units granted under these plans is earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock units are forfeited. If an employee’s employment ceases due to a change in control, all unvested time-based restricted stock units and all unvested performance-based restricted units granted under these plans will vest. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock units granted under these plans will vest and a pro rata number of unvested restricted performance-based stock units will remain eligible for vesting. The pro rata number will be determined by the number of days from the grant date as compared to the full three-year period. In the event of an employee’s retirement, all unvested restricted stock units granted under these plans will vest and a pro rata portion of unvested performance-based stock units shall remain eligible for vesting at the end of the performance period. The available pro rata portion shall be determined by the number of days from the grant date and ending on the date of retirement as compared to the number of days in the period commencing with the date of the grant and ending on the last day of the performance period. Employees who receive restricted stock units do not have voting rights but do have the right to receive dividend equivalents at the time any dividends are declared by us. The number of dividend equivalents to be issued to an employee will be determined by (a) the product of (i) the dollar amount of the cash dividend paid per share of our common stock on such date and (ii) the total number of restricted stock units previously credited to the employee as of such date, by (b) the average of the high and low prices of our common stock on the NYSE on the date the dividend equivalent is granted.

Outstanding Equity Awards at 2012 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

J. Scaminace	—	55,000	(4)	—	$30.21	2/14/2022	53,777	(10)	$1,193,849	101,200	(15)	$2,246,640
	—	4,419	(7)	—	30.21	2/14/2022	—		—	—		—
	16,666	33,334	(5)	—	36.51	2/8/2021	—		—	—		—
	5,289	—		—	36.51	2/8/2021	—		—	—		—
	37,666	18,834	(6)	—	30.66	2/9/2020	—		—	—		—
	46,500	—		—	20.12	2/3/2019	—		—	—		—
	7,703	—		—	20.12	2/3/2019	—		—	—		—
	33,550	—		—	58.57	3/10/2018	—		—	—		—
	45,250	—		—	51.16	2/7/2017	—		—	—		—
	85,050	—		—	28.67	6/13/2015	—		—	—		—
	89,945	—		—	33.67	6/13/2015	—		—	—		—

C. Hix	—	13,400	(4)	—	30.21	2/14/2022	24,700	(11)	548,340	9,200	(16)	204,240
	—	8,000	(8)		23.21	1/3/2022	—		—	—		—

S. Dunmead	—	11,800	(4)	—	30.21	2/14/2022	12,300	(12)	273,060	24,100	(17)	535,020
	3,933	7,867	(5)	—	36.51	2/8/2021	—		—	—		—
	10,666	5,334	(6)	—	30.66	2/9/2020	—		—	—		—
	10,200	—		—	20.12	2/3/2019	—		—	—		—
	8,200	—		—	58.57	3/10/2018	—		—	—		—
	11,000	—		—	51.16	2/7/2017	—		—	—		—
	10,500	—		—	28.76	5/1/2016	—		—	—		—
	30,000	—		—	31.38	11/8/2014	—		—	—		—

V. Sachs	—	11,800	(4)	—	30.21	2/14/2022
	3,933	7,867	(5)	—	36.51	2/8/2021	11,700	(13)	259,740	23,100	(17)	512,820
	9,333	4,667	(6)	—	30.66	2/9/2020	—		—	—		—
	10,200	—		—	20.12	2/3/2019	—		—	—		—
	8,200	—		—	58.57	3/10/2018	—		—	—		—
	11,000	—		—	51.16	2/7/2017	—		—	—		—
	10,500	—		—	28.76	5/1/2016	—		—	—		—
	33,334	—		—	20.86	9/26/2015	—		—	—		—

M Johnson	—	10,200	(4)	—	30.21	2/14/2022	7,000	(14)	155,400	13,800	(18)	306,360
	3,566	7,134	(5)	—	36.51	2/8/2012	—		—	—		—
	3,333	1,667	(9)	—	33.17	11/1/2020	—		—	—		—

(1)	The unvested shares reflected in this column are time-based restricted shares.

(2)	Based upon the closing market price of our common stock on the NYSE on December 31, 2012, which was $22.20.

(3)	The unearned shares reflected in this column are performance-based restricted shares.

(4)	On February 14, 2013, one-third of these options vested. The remaining options will vest in two equal installments on February 14, 2014 and 2015.

(5)	On February 8, 2013, one-half of these options vested. The remaining options will vest on February 8, 2014.

(6)	These shares vested on February 9, 2013.

(7)	Represents a payment earned based upon achievement of corporate performance objectives related to a 2011 bonus. These shares vested on February 14, 2013.

(8)	On January 3, 2013, one-third of these options vested. The remaining options will vest in two equal installments on January 3, 2014 and 2015.

(9)	These options vest on November 1, 2013.

(10)	These shares vested on February 9, 2013 as to 16,300 shares and on February 14, 2013 as to 2,177 shares and will vest on February 8, 2014 as to 16,100 shares and on February 14, 2015 as to 19,200 shares.

(11)	These shares will vest on January 3, 2015 as to 20,000 shares and on February 14, 2015 as to 4,700 shares.

(12)	These shares vested on February 9, 2013 as to 4,400 shares and will vest on February 8, 2014 as to 3,800 shares and on February 14, 2015 as to 4,100 shares.

(13)	These shares vested on February 9, 2013 as to 3,800 shares and will vest on February 8, 2014 as to 3,800 shares and on February 14, 2015 as to 4,100 shares.

(14)	These shares will vest on February 8, 2014 as to 3,450 shares and on February 14, 2015 as to 3,550 shares.

(15)	In February 2013, the Compensation Committee determined that 160 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 31,840 shares were forfeited by Mr. Scaminace. The remaining shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2013 as regards to 31,600 shares and December 31, 2014 as regards to 37,600 shares.

(16)	These shares are subject to satisfaction of performance goals for the performance period that ends on December 31, 2014.

(17)	In February 2013, the Compensation Committee determined that 43 shares had been earned by Mr. Dunmead and 38 shares had been earned by Ms. Sachs. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 8,557 shares and 7,562 shares were forfeited by Mr. Dunmead and Ms. Sachs, respectively. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2013 as regards to 7,400 shares for each executive and December 31, 2014 as regards to 8,100 shares for each executive.

(18)	These shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2013 as regards to 6,800 shares and December 31, 2014 as regards to 7,000 shares.

Option Exercises and Stock Vested During 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Scaminace	—	—	10,167	$302,080
C. Hix	—	—	—	—
S. Dunmead	—	—	1,600	47,552
V. Sachs	—	—	1,600	47,552
M. Johnson	—	—	—	—

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation program for select key management employees who have been designated to participate in such program by the Compensation Committee of our Board of Directors and whose tax-qualified plan benefits are subject to certain limitations under the Internal Revenue Code. The currently active component of this program is the Deferred Compensation Plan (the “DCP”). In general, the DCP allows participating executives to defer up to 75% of their base salary and up to 100% of their bonuses, and any other cash or equity-based compensation determined by the Compensation Committee to be deferrable under the DCP, as reduced by any applicable taxes and employee benefit plan deductions. All amounts deferred are 100% vested. In addition, the accounts of DCP participants will be credited with employer make-up contributions as calculated under our 401(k) plan as regards certain participant deferrals to the DCP, and also credited with employer restoration contributions to reflect contributions (calculated in the same manner) that could not be made under that 401(k) plan due to Internal Revenue Code limitations. Make-up and restoration contributions are made only to the extent that the executive participates in our tax-qualified 401(k) plan. Under our 401(k) plan, we contribute 3.5% of compensation as a basic retirement savings contribution, match 100% on the first 3% of participant savings and match 50% on the next 2% of participant savings. We do not maintain any defined benefit plan or supplemental employee retirement plan for any executive.

These employer contributions generally will be credited to participant accounts in the year following the year of the related participant deferral. The accounts of DCP participants also may be credited with discretionary employer contributions that are approved by the Compensation Committee (no such contributions were approved for 2012). Amounts credited to DCP accounts are deemed to be invested in one or more investment options as selected by each participant from investment options determined by the Compensation Committee to be available for DCP accounts, which currently are the same investment options available to all employees participating in our tax-qualified 401(k) plan and do not include any premium or guaranteed returns.

Participants in the DCP are entitled to receive benefits upon separation from service and upon death and disability, as well as upon any specified date that has been established by the participant with respect to compensation that has been deferred. Subject to applicable provisions of Section 409A of the Internal Revenue Code, DCP participants may receive account balances in a lump sum upon separation from service or an established specified benefit date, unless they have elected to receive such balance in annual installments for up to a 15-year period in the case of a separation from service and up to a five-year period in the case of a specified benefit date. Non-employee directors may defer their directors’ fees under the DCP.

We also maintain a separate nonqualified Benefit Restoration Plan (the “BRP”), under which participating executives historically were credited with specified amounts not permitted to be allocated to their accounts under our tax-qualified plan and credited with amounts related to profit-sharing payments made by us to employees generally. The BRP is no longer active, such that no amounts were credited to BRP accounts during 2012 and no further amounts will be credited to BRP accounts in the future, other than earnings on the balance in each participating executive’s account. Earnings are calculated by multiplying the balance of a participating executive’s account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediately preceding five years. BRP participants are fully vested in their BRP accounts and, subject to any applicable provisions of Internal Revenue Code Section 409A, generally will receive their BRP account balances in a lump sum upon separation from service or a change in control (both as defined in Section 409A).

The following table sets forth information regarding our deferred compensation plans.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY(2)($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
J. Scaminace	—		$187,923	$48,256	—	$1,277,272
C. Hix	—		—	—	—	—
S. Dunmead	105,480	(1)	46,656	66,063	—	892,238
V. Sachs	34,762	(1)	41,638	13,452	—	368,307
M. Johnson	—		8,362	729	—	9,091

(1)	This amount reflects a portion of salary that the indicated executive elected to defer during 2012. This amount is included in the “Salary” column of the Summary Compensation Table above.

(2)	Reflects restoration contributions made by us based upon participation by the indicated executives in the DCP during 2012. All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above. No make-up contributions were required to be credited to the indicated executives for 2012 pursuant to the DCP.

(3)	This column includes the amounts of above-market earnings shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)	Of the totals in this column, amounts previously reported in the Summary Compensation Table for previous years are as follows: Mr. Scaminace — $1,050,264; Mr. Dunmead — $256,765; and Ms. Sachs — $243,941.

Potential Payments upon Termination or Change in Control

We maintain change in control agreements with all of our named executive officers, who also participate in our severance and long-term incentive compensation plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2012 and that the relevant stock price is the closing market price of our common stock on the NYSE on December 31, 2012, which was $22.20.

Stephen Dunmead left the Company on February 28, 2013. Mr. Dunmead was awarded an annual incentive bonus at target, which was approximately 13.5% higher than the percentage amount received by other executive officers, in order to ensure his continued employment through the signing of the definitive agreements for the sale of our Advanced Materials business. In addition, Mr. Dunmead will receive compensation under our Executive Severance Plan as well as compensation as part of a completion payment tied to the closing of the sale of our Advanced Materials business. Mr. Dunmead will receive the following compensation payments:

•	In accordance with our Executive Severance Plan, a lump-sum severance payment of $1,120,893;

•

An amount equal to the value of his prorated time-based and performance-based equity based on the closing price of our common stock on the day of the closing of the sale of our Advanced Materials business. The estimated amount is $141,000; and

•	A completion payment of $485,184 tied to the closing of the sale of our Advanced Materials business, which is expected to occur by April 2013.

Payments Pursuant to Severance Plan

Each of our named executive officers participates in the OM Group, Inc. Executive Severance Plan, adopted by our board of directors on May 23, 2011 and effective on May 31, 2011. None of our executive officers have individual severance agreements as a matter of compensation policy and philosophy. This overarching severance plan provides the Compensation Committee with greater flexibility to modify terms and policies related to severance benefits in a rapidly changing market.

The severance plan provides severance benefits for executive officers designated by the Compensation Committee. A participant is entitled to benefits under the severance plan (i) if the participant is not otherwise eligible to receive payments and benefits under a change in control agreement and (ii) upon the occurrence of the following events: an involuntary termination of employment without cause (as such term is defined in the severance plan, and except due to death or disability), a voluntary termination of employment for good reason (as such term is defined in the severance plan) and, for the chief executive officer, termination due to death or disability. Severance benefits are provided in the event of a divestiture of a business unit or outsourcing of a business activity under limited circumstances. Participation under the severance plan precludes participation in any other severance plan, program, agreement or arrangement maintained by us.

The severance plan provides that a participant will be entitled to receive the following payments and benefits:

•

Single lump sum cash payment, payable on the 60th day following the severance date, in an amount equal to the sum of: (a) two times base salary in the case of the chief executive officer and one and a half times base salary for participants other than the chief executive officer and (b) two times the annual bonus amount (defined as the average actual annual cash bonus for the three most recently completed fiscal years) in the case of the chief executive officer and one and a half times the annual bonus for participants other than the chief executive officer;

•	Pro rata bonus for any participant who incurs a severance more than 90 days after the start of a fiscal year;

•	Health benefits for 24 months after severance in the case of the chief executive officer and 18 months for participants other than the chief executive officer, subject to re-employment limitations;

•	Outstanding and vested stock options will remain exercisable for three months after severance or until the expiration date of those options, whichever is earlier; and

•

Reimbursement for outplacement services for a period of 12 months immediately following severance, or if earlier, until the first acceptance by the participant of an offer of employment; reimbursements are limited to $25,000 in the case of the chief executive officer and $10,000 for outplacement services for participants other than the chief executive officer.

In order to receive benefits under the severance plan, the participant must provide a general waiver and release of claims in our favor, return confidential information to us, agree not to solicit our employees or customers or compete for a period of two years following severance for the chief executive officer and 18 months for participants other than the chief executive officer.

The payments that would have been made under this plan, assuming a termination as of December 31, 2012, are indicated below:

	Cash Payment	Pro Rata Bonus	Health Care Benefit	Outplacement Services
J. Scaminace	$4,758,024	$841,958	$23,212	$25,000
C. Hix	1,007,610	241,740	23,570	10,000
V. Sachs	998,654	182,398	17,409	10,000
M. Johnson	739,936	136,222	17,409	10,000

Payments in the Event of Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock will vest, and the executive will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock, as determined at the end of the performance period. If any named executive officer retires, all unvested time-based restricted stock granted prior to 2012 will vest and all unvested performance-based restricted stock granted prior to 2012 will vest at the “target” performance level. For unvested performance-based restricted stock granted in 2012 and thereafter, a pro rata portion (as determined by the number of days from the data of grant and ending on the date of retirement as compared to the number of days from the grant data ending on the last day of the performance period) of unvested performance-based restricted stock will remain eligible for vesting upon retirement. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock units will vest and a pro rata number of unvested restricted performance-based stock units will remain eligible for vesting. The pro rata number will be determined by the number of days from the grant date as compared to the full three-year period. In the event of an employee’s retirement, all unvested restricted stock units will vest and a pro rata portion of unvested performance- based stock units shall remain eligible for vesting at the end of the performance period. The available pro rata portion shall be determined by the number of days from the grant date and ending on the date of retirement as compared to the number of days in the period commencing with the date of the grant and ending on the last day of the performance period. As discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under our deferred compensation program will be distributed in the event of retirement, death or disability.

The table below sets forth payments that would have been made and the value of outstanding awards that would have been received in the event of death, disability or retirement, assuming that such event had occurred on December 31, 2012, assuming each executive was eligible for retirement at that date under our retirement policy, and based upon the closing market price of our common stock on the NYSE on December 31, 2012 ($22.20 per share). The “death or disability” column includes payments under our deferred compensation program, the value of unvested options that would have become exercisable upon death or disability, and the value of time-based restricted stock that would have vested upon such an event. No amount is included in the “death or disability” column for performance-based restricted stock awards since payment of such awards is made only at the end of the performance period upon satisfaction of applicable performance goals. The “retirement” column includes payments under our deferred compensation program and, for eligible individuals, the value of unvested options that would have become exercisable upon retirement and the value of restricted stock awards that would have vested upon retirement. For performance-based restricted stock awards granted prior to 2012, the stock vests at the “target” performance level. For performance-based restricted stock granted in 2012 and thereafter, a pro rata portion of any unvested stock remains eligible for vesting upon completion of the performance period, even if such performance period ends following retirement.

	Death or Disability	Retirement(1)
J. Scaminace	$2,022,398	$3,209,321
C. Hix	310,689	548,340
V. Sachs	539,119	804,254
M. Johnson	80,442	239,971

(1)	“Retirement” under our retirement policy means separation from service after attainment of both age 55 and ten years of service. None of our named executives was eligible for retirement at December 31, 2012.

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. In the executives’ agreements, other than Mr. Scaminace’s agreement, termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position, authority, duties, responsibilities or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary, benefits, and bonus opportunity equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement.

Mr. Scaminace’s agreement includes the following “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) the surviving entity requires him to be based at or generally work from a primary business location that is outside the Cleveland metropolitan area or the surviving entity requires that he travel on business to a substantially greater extent than prior to the change in control, (vi) he determines in good faith that his responsibilities, duties or authorities with the surviving entity are materially reduced from those in effect prior to the change in control, (vii) the failure to require any successor to our business to assume and agree to the change in control agreement, (viii) he determines in good faith that he is unable to fulfill his authorities, duties or responsibilities as chief executive officer after the change in control or that the Company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (ix) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments and benefits:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, prorated based on the number of days employed by us during that year;

•

Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions and bonuses. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses which amount shall not be less than $950,000;

•	The immediate vesting of all unvested stock options;

•

The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•

Continued coverage and a lump-sum payment to fund additional continuing coverage under the life and health insurance programs, as well as another lump-sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executive participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination;

•

“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments. In 2010 we modified our form of change in control agreement to remove the provision for “gross-up” payments, with the result that the change in control agreements entered into with Messrs. Hix and Johnson in January 2012 did not provide for a “gross-up” payment. Change in control agreements entered into with executive officers in the future will not provide for such payments; and

•	Reasonable outplacement services, customarily provided at the executive’s officer level, for up to one year after termination.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments and benefits that would have been received by each of our named executive officers, assuming a change in control and related termination had occurred on December 31, 2012 and based upon the closing market price of our common stock on the NYSE on December 31, 2012 ($22.20 per share), are as follows:

	Salary	Bonus	Target Bonus	Additional Payment	Stock Option Value	Restricted Stock Payment	Retirement Plan Payment	Welfare Benefit Value	Tax Gross-Up Payment (1)	Total
J. Scaminace	$22,465	—	$973,474	$7,470,626	$112,742	$2,317,169	$1,277,272	$1,181,762	—	$13,355,510
C. Hix	9,923	—	279,500	1,336,364	—	650,460	—	243,848	—	2,520,095
V. Sachs	8,848	—	210,889	1,390,786	65,884	426,240	368,307	242,730	—	2,713,684
M. Johnson	7,269	—	157,500	960,408	—	308,580	9,091	186,354	—	1,629,202

(1)	Since 2010, change in control agreements entered into with new executive officers, including Messrs. Hix and Johnson, do not include a provision for a “gross-up” payment. Instead, these agreements provide that if an executive’s change in control payment becomes subject to the excise tax, then the executive’s change in control payment will be reduced as necessary to avoid application of the excise tax. Accordingly, the amount set forth in the “additional payment” column above for Messrs. Hix and Johnson was reduced in accordance with the terms of their agreements.

Director Compensation Table

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2012. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director.

In 2012, each of our non-employee directors received a fee at the annual rate of $150,000, with approximately $75,000 of such fee paid in shares of our common stock. The chairperson of the Audit Committee received an additional annual payment of $20,000, and the chairperson of the Nominating and Governance Committee received an additional annual payment of $10,000. Our lead independent director received an additional annual payment of $20,000. The chairperson of the Compensation Committee received an additional annual payment at the rate of $12,500 per year. The annual fee for non-employee directors continues at $150,000 for 2013. For each additional Board meeting that exceeds the five regularly scheduled meetings, our non-employee directors are entitled to $2,500 for each in person meeting and $1,250 for each telephonic meeting.

Our Amended and Restated 2007 Incentive Compensation Plan provides that our non-employee directors may receive all or any portion of his or her annual compensation in the form of shares of our common stock, as determined annually by the Board. Pursuant to the provisions of this Plan, we paid a portion of the annual compensation earned by each of our non-employee directors during 2012 in shares of our common stock, as indicated in the table below. Our Board of Directors has determined that approximately $75,000 of the annual compensation to be earned during 2013 by each of our non-employee directors will be paid in the form of shares of our common stock, and the remaining $75,000 will be paid in cash.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Betz	$76,301	$74,949	—	—	—	—	$151,250
R. Blackburn	96,301	74,949	—	—	—	—	171,250
S. Demetriou	88,801	74,949	—	—	—	—	163,750
P. Mullin	76,301	74,949	—	—	—	—	151,250
K. Plourde	86,301	74,949	—	—	—	—	161,250
W. Reidy	96,301	74,949	—	—	—	—	171,250
G. Ulsh	76,301	74,949	—	—	—	—	151,250

(1)	The amounts in this column represent the market value of shares of our common stock received in payment of a portion of the annual compensation for serving as a director, based upon the average of the high and low sale price of our common stock on the last business day of the quarter for which compensation was paid in common stock.

(2)	As of December 31, 2012, Mr. Reidy held outstanding stock options for the purchase of 2,220 shares of our common stock from grants made prior to 2011. These stock options expire in December 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairperson

Richard W. Blackburn

Hans-Georg Betz

Patrick S. Mullin

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2012 and 2011.

(in thousands)	2012	2011
Audit Fees	3,272	$3,325
Audit-Related Fees	3	21
Tax Fees	58	15
Other Fees	0	0

Total	3,333	$3,361

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the nonaudit services provided by the independent auditor in 2012 and 2011 were pre-approved by the Audit Committee. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of nonaudit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and other services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include primarily technical assistance on financial accounting and reporting matters.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include primarily tax assistance in foreign jurisdictions.

Other Fees

There are no fees for professional services rendered by Ernst & Young that do not fit within the above categories.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, (b) received from Ernst & Young the written communications required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2012 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission.

Audit Committee

William J. Reidy, Chairperson

Richard W. Blackburn

Katharine L. Plourde

Patrick S. Mullin

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2012 and Forms 5 furnished with respect to 2012, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2012 or prior fiscal years any reports required by Section 16(a), except that one required Form 4 report inadvertently filed late for each executive officer with respect to the grant of long-term equity incentive awards in February 2012.

STOCKHOLDER PROPOSALS

FOR THE 2013 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2014 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than November 28, 2013.

Any stockholder who intends to present a proposal at the 2014 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than January 27, 2014 or such proposal will be untimely. If a stockholder fails to submit the proposal by January 27, 2014, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $15,000 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares of our common stock in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

VALERIE GENTILE SACHS

Secretary

OM GROUP, INC. 1500 KEY TOWER 127 PUBLIC SQUARE CLEVELAND, OH 44114 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M55873-TBD	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OM GROUP, INC.		For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends that you		All	All	Except	nominee(s), mark “For All Except” and write the
vote FOR the following nominees:					number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
01) Katharine L. Plourde*
02) Patrick S. Mullin*

*Nominees for Election of Directors with Terms Expiring in 2016

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2.	Appointment of Independent Registered Public Accountant.				☐	☐	☐

3.	Advisory Vote on Compensation of Named Executive Officers.				☐	☐	☐

In their discretion, to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
For address changes and/or comments, please check this box and				☐
write them on the back where indicated.

NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting. If you vote by telephone or Internet, please do not send your proxy card by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M55874-TBD

OM GROUP, INC.

Annual Meeting of Stockholders

May 7, 2013 10:00 AM

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Joseph Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on Tuesday, May 7, 2013 and at any adjournment thereof.

The Board of Directors recommends that votes be cast FOR the election of the nominees listed, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of named executive officers.

The shares represented by this proxy will be voted as specified on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR the election of the nominees listed, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of the named executive officers. Stockholders of record at the close of business on March 18, 2013 are entitled to notice of and to vote at the meeting. The proxy statement and this accompanying proxy card were mailed to stockholders on or about March 28, 2013.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side